Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF NOVEMBER 24, 2024

BY AND AMONG

ONEOK, INC.

Elk Merger Sub I, L.L.C.,

Elk Merger Sub II, L.L.C.,

ENLINK MIDSTREAM, LLC,

AND

ENLINK MIDSTREAM MANAGER, LLC

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 24, 2024 (this “Agreement”), is by and among ONEOK, Inc., an Oklahoma corporation (“Parent”), Elk Merger Sub I, L.L.C., a Delaware limited liability company and a direct, wholly-owned Subsidiary of Parent (“Merger Sub I”), Elk Merger Sub II, L.L.C., a Delaware limited liability company and a direct, wholly-owned Subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), EnLink Midstream, LLC, a Delaware limited liability company (the “Company”), and EnLink Midstream Manager, LLC, a Delaware limited liability company and the managing member of the Company (the “Manager”). Certain capitalized terms used in this Agreement are defined in Article I.

W I T N E S S E T H:

WHEREAS, the Conflicts Committee (the “Manager Conflicts Committee”) of the Board of Directors of the Manager (the “Manager Board”) has (i) determined that the Mergers are in the best interests of the Company and the Company Unaffiliated Unitholders, (ii) approved, and recommended that the Manager Board approve, this Agreement, the Support Agreement, the execution, delivery and performance of this Agreement and the Support Agreement and the transactions contemplated by this Agreement and the Support Agreement, and recommended that the Manager Board submit this Agreement and the Mergers to a vote of the Company Unitholders, and (iii) resolved, and recommended that the Manager Board resolve, to recommend approval of this Agreement and the Mergers by the Company Unitholders;

WHEREAS, the Manager Board (acting based upon the recommendation of the Manager Conflicts Committee) has (i) determined that the Mergers are in the best interests of the Company and the Company Unitholders, (ii) approved this Agreement and the Support Agreement, the execution, delivery and performance of this Agreement and the Support Agreement and the transactions contemplated by this Agreement and the Support Agreement and (iii) directed that this Agreement and the Mergers be submitted to a vote of the Company Unitholders and resolved to recommend approval of this Agreement and the Mergers by the Company Unitholders;

WHEREAS, Parent, as the sole member of Manager, has approved this Agreement and the transactions contemplated hereby, in accordance with the Manager LLC Agreement;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) determined that the Mergers are in the best interests of Parent and the Parent Stockholders, and declared it advisable to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the issuance of Parent Shares pursuant to the Mergers (the “Parent Stock Issuance”);

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Mergers, taken together, shall be treated as a single integrated transaction and shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder (the “Intended Tax Treatment”), and (ii) this Agreement constitutes and shall be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and

WHEREAS, the Company has required, as a condition to its willingness to enter into this Agreement, that Parent simultaneously herewith enter into a Support Agreement, dated as of the date hereof (as may be amended, the “Support Agreement”), pursuant to which, among other things, Parent agreed to vote its Common Units in favor of this Agreement, the Mergers, and the other transactions contemplated hereby on the terms and subject to the conditions provided for in the Support Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

Article I
DEFINED TERMS; CONSTRUCTION

Section 1.1             Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, none of the Manager, the Company and their Subsidiaries, on the one hand, and Parent and all of its other Subsidiaries (including Merger Sub I and Merger Sub II), on the other hand, shall be considered to be Affiliates with respect to each other.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act, as amended, in each case including the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Average Closing Price” means, as of any date, the average of the closing sale prices of a Parent Share as reported on the NYSE for the ten (10) consecutive full trading days (in which such Parent Shares are traded on the NYSE) ending at the close of trading on the full trading day immediately preceding such date.

“Budgets” means the fiscal 2024 and 2025 budgets and capital expenditure plans of the Company, which have been made available to Parent.

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“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in Oklahoma City or New York City are authorized or required by applicable Law to be closed.

“Common Unit” has the meaning set forth in the Company Operating Agreement.

“Company Equity Awards” means the Company RIU Awards and the Company PU Awards.

“Company LTIP” means collectively the Company 2014 Long-Term Incentive Plan, as amended and restated, and, with respect to a particular Company Equity Award, the applicable award agreement granted thereunder.

“Company Operating Agreement” means the Second Amended and Restated Operating Agreement of the Company, dated as of January 25, 2019, as amended or supplemented from time to time.

“Company PU Awards” means an award of performance units in respect of Common Units.

“Company PU DCF Tranche” means a Company PU Tranche that vests based on performance metrics tied to the cash flow of the Company.

“Company PU Performance Assumption” means, (i) with respect to a Company PU TSR Tranche and Company PU DCF Tranche for which the performance period has closed prior to the Closing Date, actual achievement of the performance criteria set forth in the applicable award agreement attained through the end of the performance period, as previously certified by the Manager Board or a committee thereof or, if not yet certified, as determined by the Manager Board in good faith in the ordinary course of business consistent with past practice, (ii) with respect to a Company PU TSR Tranche and a Company PU DCF Tranche for which the performance period has commenced but not closed as of the Closing Date, the “target” level of performance, and (iii) with respect to a Company PU TSR Tranche and Company PU DCF Tranche for which the performance period has not yet commenced as of the Closing Date, the “target” level of performance.

“Company PU TSR Tranche” means a Company PU Tranche that vests based on performance metrics tied to the relative total shareholder return of the Company.

“Company RIU Awards” means an award of restrictive incentive units in respect of Common Units.

“Company Unaffiliated Unitholders” means holders of Common Units other than Parent, the Manager and their respective Affiliates.

“Company Unitholder” means a holder of Common Units.

“Company Unitholder Approval” means the approval of this Agreement and the Mergers at the Company Unitholder Meeting or any adjournment or postponement thereof by the vote of a Unit Majority.

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“DLLCA” means the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time.

“Emergency” means any sudden, unexpected or abnormal event which causes, or imminently risks causing, physical damage to or the endangerment of the safety or operational condition of any property, endangerment of health or safety of any Person, or death or injury to any Person, or damage to the environment, in each case, whether caused by war (whether declared or undeclared), acts of terrorism, weather events, epidemics, outages, explosions, regulatory requirements, blockades, insurrections, riots, landslides, earthquakes, storms, hurricanes, lightning, floods, extreme cold or freezing, extreme heat, washouts, force majeure declared by a third party, acts of Governmental Authorities, including, but not limited to, confiscation or seizure, or otherwise.

“EnLink Midstream Interim Period Restricted Actions” means the EnLink Midstream Interim Period Restricted Actions, dated as of October 15, 2024, as may be amended or supplemented, or as any actions thereunder may be waived or approved by the applicable Representative of Parent, from time to time.

“Environmental Laws” means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource or environmental media) or workplace health or occupational safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Existing Company Indebtedness” means indebtedness and related obligations pursuant to (i) that certain Amended and Restated Revolving Credit Agreement, dated as of June 3, 2022 (as amended, restated or otherwise modified from time to time) by and among the Company, the lenders party thereto and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer and (ii) that certain Receivables Financing Agreement, dated as of October 21, 2020 (as amended, restated or otherwise modified from time to time) by and among EnLink Midstream Funding, LLC, the lenders from time to time party thereto, PNC Bank, National Association, as administrative agent, EnLink Midstream Operating, LP, as initial servicer and PNC Capital Markets LLC, as structuring agent.

“GAAP” means generally accepted accounting principles in the United States.

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“Governmental Authority” means any government, court, arbitrator or arbitral body (public or private), regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational.

“Hazardous Substance” means (i) any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any applicable Environmental Law or are otherwise regulated by, or which may give rise to liability or standards of conduct pursuant to, any Governmental Authority and (ii) petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, per- and polyfluoroalkyl substance, lead, toxic mold or polychlorinated biphenyls.

“Indemnified Person” means any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries or the Manager and also with respect to any such person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Company) serving at the request of or on behalf of the Company or the Manager or any of their respective Subsidiaries and together with such person’s heirs, executors or administrators.

“knowledge” means the actual knowledge of (i) those persons set forth on Section 1.1 of the Parent Disclosure Schedules with respect to Parent, Merger Sub I and Merger Sub II and (ii) those persons set forth on Section 1.1(a) of the Company Disclosure Schedule with respect to the Manager and the Company.

“Manager LLC Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of EnLink Midstream Manager, LLC, dated as of October 15, 2024, as amended or supplemented from time to time.

“Managing Member Interest” has the meaning set forth in the Company Operating Agreement.

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“Material Adverse Effect” means, when used with respect to a Person, any change, condition, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, conditions, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, conditions, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement (in accordance with the terms of this Agreement) or the existence of, compliance with the express terms of or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in Section 4.3(b) and Section 5.3(b) and the satisfaction of the closing conditions set forth in Sections 7.2(a) and 7.3(a) with respect to such representations and warranties, the performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Mergers or any of the other transactions contemplated by this Agreement); (iii) any change in the market price or trading volume of the equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war (whether or not declared), military actions, any act of sabotage, terrorism or other hostilities (or the escalation of the foregoing) or any hurricane, cyclone, tornado, earthquake, flood, tsunami, natural disaster, act of God or other force majeure events; (v) the outbreak and ongoing effects of contagious disease, epidemic or pandemic, or any worsening of such matters, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Authority in response thereto; (vi) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, refined products, condensates or natural gas liquids or other commodities or for such Person’s raw material inputs and end products; (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (ix) with respect to Parent only, any effect to the extent resulting from a change, condition, effect, event or occurrence that has a Material Adverse Effect on the Company and its Subsidiaries; (x) (a) any change, condition, effect, event or occurrence which resulted from any Parent Directive or (b) any taking of any action at the request, approval or consent of Parent (in the case of the Company) or the Company (in the case of Parent); provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v), (vi) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

“Membership Interest” has the meaning set forth in the Company Operating Agreement.

“MLP” means EnLink Midstream Partners, LP, a Delaware limited partnership.

“MLP Common Units” means the “Common Units” as defined in the MLP Partnership Agreement.

“MLP General Partner” means EnLink Midstream GP, LLC, a Delaware limited liability company.

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“MLP Partnership Agreement” means the Eleventh Amended and Restated Agreement of Limited Partnership of EnLink Midstream Partners, LP, dated as of September 8, 2023.

“MLP Series B Preferred Units” means the “Series B Preferred Units” as defined in the MLP Partnership Agreement.

“NYSE” means the New York Stock Exchange.

“OGCA” means the Oklahoma General Corporation Act.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, agreement of limited partnership, limited liability company agreement or similar formation or governing documents and instruments.

“Parent Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, or any other plans, programs, policies, agreements or other arrangements providing for cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination or other compensation or benefits sponsored, maintained or contributed to, or required to be contributed to, by Parent or any of its Subsidiaries or under which Parent or any of its Subsidiaries have any current or contingent liability or obligation, including on account of any ERISA Affiliate.

“Parent Common Stock” means the common stock of Parent, par value $0.01 per share.

“Parent Shares” means shares of Parent Common Stock.

“Parent Stockholders” means the holders of the outstanding Parent Shares.

“Payoff Documentation” means, collectively, customary payoff letters (the “Payoff Letters”) and all termination and release documentation reasonably necessary to provide for or evidence the release of all Liens, if any, securing the Existing Company Indebtedness including UCC termination statements and any other release documentation, in each case, to the extent applicable.

“Permitted Liens” means, with respect to any Person, (a) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens or purchase money security interests, in each case, arising in the ordinary course of business which are not yet delinquent or which are being contested in good faith by appropriate Proceedings; (b) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (c) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate Proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations and surety and appeal bonds; (e) Liens created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by such Person and its subsidiaries, which do not materially impair the value or materially and adversely affect the continued ownership, use or operation of the property for the purpose for which the property is currently being used by such Person or its subsidiaries; (f) with respect to any item of real property, title exceptions, defects in title, encumbrances, liens, charges, easements, rights-of-way, covenants, declarations, restrictions, restrictive covenants, revocable interests and other matters, whether or not of record, which do not materially impair the value or materially and adversely affect the continued ownership, use or operation of the property for the purposes for which the property is currently being used by such Person or its subsidiaries or that would be shown by an accurate survey; (g) with respect to the Company and its Subsidiaries, Liens disclosed in any Company SEC Document or otherwise securing liabilities reflected therein (including under the Existing Company Indebtedness) or any indebtedness permitted under Section 6.2(b)(iii), and with respect to Parent and its Subsidiaries, Liens disclosed in any Parent SEC Document or otherwise securing liabilities reflected therein; (h) Liens imposed by the terms and conditions of any Permit held by such Person; (i) with respect to the Common Units and the Company and its Subsidiaries, Liens created by this Agreement, or otherwise created by or in favor of Parent, including due to any examination or inspection of Parent; (j) Liens securing obligations which shall be paid off in full or otherwise discharged at or prior to the Closing, (k) with respect to the Company and its Subsidiaries, Liens securing obligations under capital or finance leases which are to remain outstanding after Closing where all amounts due and owing have been paid current and (l) Liens related to such Person and disclosed in Section 1.1(b) of the Company Disclosure Schedule.

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“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Proceeding” means any actual or threatened claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative, arbitral or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the managing member of such Person) to issue, transfer or sell, or to cause the issuance, transfer or sale of, any equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such equity interests, or (b) contractual obligations of such Person (or the managing member of such Person) to repurchase, redeem or otherwise acquire, or to cause the repurchase, redemption or other acquisition of, any equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“SEC” means the United States Securities and Exchange Commission.

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“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partner interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such party; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Company and its Subsidiaries shall not be considered Subsidiaries of Parent.

“Termination Payment” means an amount in cash equal to $143,978,000.

“Unit Majority” has the meaning set forth in the Company Operating Agreement.

The following terms are defined in the section of this Agreement set forth after such term below:

Term	Section
Affiliate	1.1
Agreement	Preamble
Antitrust Laws	1.1
Assumed PU Award	6.4(b)
Assumed RIU Award	6.4(a)
Average Closing Price	1.1
Balance Sheet Date	4.5(c)
Book-Entry Units	3.1(c)
Budgets	1.1
Business 401(k) Plan	6.5(b)
Business Day	1.1
Certificate	3.1(c)
Certificate of First Merger	2.3(a)
Certificate of Second Merger	2.3(b)
Closing	2.2
Closing Date	2.2
Closing Tax Opinion	7.1(e)
Code	Recitals
Common Unit	1.1
Company	Preamble
Company Adverse Recommendation Change	6.3(a)
Company Benefit Plans	4.12(a)
Company Board Recommendation	6.1(b)
Company Disclosure Schedule	Article IV
Company Environmental Permits	4.14
Company Equity Awards	1.1
Company Expense Reimbursement	8.3(c)
Company Financial Advisor	4.17
Company Intellectual Property	4.16
Company LTIP	1.1
Company Material Adverse Effect	4.1(a)

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Term	Section
Company Material Contract	4.11(a)
Company Notice Period	6.3(b)(ii)
Company Operating Agreement	1.1
Company Permits	4.8(b)
Company PU Awards	1.1
Company PU DCF Tranche	1.1
Company PU Performance Assumption	1.1
Company PU Tranche	6.4(b)
Company PU TSR Tranche	1.1
Company SEC Documents	4.5(a)
Company Unaffiliated Unitholders	1.1
Company Unitholder	1.1
Company Unitholder Approval	1.1
Company Unitholder Meeting	6.1(b)
Continuation Period	6.5(a)
Continuation Period LTI Awards	6.5(a)
Continuing Employees	6.5(a)
Contract	4.3(b)
DLLCA	1.1
Effective Time	2.3(b)
Emergency	1.1
Enforceability Exceptions	4.3(a)
EnLink Midstream Interim Period Restricted Actions	1.1
Environmental Laws	1.1
ERISA	1.1
ERISA Affiliate	1.1
ERISA Effective Date	6.5(b)
Exchange Act	4.4
Exchange Agent	3.2(a)
Exchange Fund	3.2(b)
Exchange Ratio	3.1(a)(i)
Existing Company Indebtedness	1.1
FERC	4.21(a)
First Merger	2.1(a)
First Merger Effective Time	2.3(a)
GAAP	1.1
Governmental Authority	1.1
Hazardous Substance	1.1
ICA	4.21(a)
Indemnified Person	1.1
Intended Tax Treatment	Recitals
knowledge	1.1
Labor Agreement	4.13(a)
Law or Laws	4.8(a)
Liens	4.1(c)

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Term	Section
Manager	Preamble
Manager Board	Recitals
Manager Conflicts Committee	Recitals
Manager LLC Agreement	1.1
Managing Member Interest	1.1
Material Adverse Effect	1.1
Maximum Amount	6.9(b)
Membership Interest	1.1
Mergers	2.1
Merger Consideration	3.1(a)(i)
Merger Sub I	Preamble
Merger Sub II	Preamble
MLP	1.1
MLP Common Units	1.1
MLP General Partner	1.1
MLP Partnership Agreement	1.1
MLP Series B Preferred Units	1.1
NGA	4.21(a)
NYSE	1.1
OGCA	1.1
Organizational Documents	1.1
Outside Date	8.1(b)(i)
Parent	Preamble
Parent 401(k) Plan	6.5(b)
Parent Board	Recitals
Parent Benefit Plan	1.1
Parent Common Stock	1.1
Parent Directive	6.3(a)
Parent Disclosure Schedule	Article V
Parent Environmental Permits	5.14
Parent Expense Reimbursement	8.3(b)
Parent Intellectual Property	5.16
Parent Material Adverse Effect	5.1(a)
Parent Material Contract	5.11(a)
Parent Permits	5.8(b)
Parent Preferred Stock	5.2(a)
Parent SEC Documents	5.5(a)
Parent Shares	1.1
Parent Stock Issuance	Recitals
Parent Stockholders	1.1
Payoff Documentation	1.1
Payoff Letters	1.1
Permits	4.8(b)
Permitted Liens	1.1
Permitted Security Liens	4.1(c)

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Term	Section
Person	1.1
Proceeding	1.1
Proxy Statement	4.4
PUHCA	4.21(a)
Registration Statement	4.9
Representatives	1.1
Restraints	7.1(b)
Rights	1.1
rights-of-way	4.15(b)
Sarbanes-Oxley Act	4.5(e)
SEC	1.1
Second Merger	2.1
Securities Act	4.1(c)
Sole Member Approval	5.3(d)
Special Approval	4.3(d)
Subsidiary	1.1
Successor Benefit Plan	6.5(c)
Support Agreement	Recitals
Takeover Laws	5.3(a)
Tax	4.10(g)(i)
Tax Counsel	7.1(e)
Taxes	4.10(g)(i)
Tax Return	4.10(g)(ii)
Termination Payment	1.1
Unit Majority	1.1
WARN Act	4.13(b)
willful breach	8.2

Section 1.2             Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a)            the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)            examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c)            the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d)           all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

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(e)             the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f)             a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g)            all references to prices, values or monetary amounts refer to United States dollars;

(h)            wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i)             this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement or thereof and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;

(j)             each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the parties and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of such prior drafts;

(k)             the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(l)             any reference herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;

(m)            the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(n)            unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(o)            all references to days mean calendar days unless otherwise provided;

(p)            in the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day;

(q)            all references to time mean Dallas, Texas time; and

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(r)            all references to “the date of this Agreement” or “the date hereof” shall mean November 24, 2024.

Article II

THE MERGERS

Section 2.1             The Mergers. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DLLCA, (a) at the First Merger Effective Time, Merger Sub I shall merge with and into the Company (the “First Merger”), the separate existence of Merger Sub I will cease and the Company shall survive and continue to exist as a Delaware limited liability company and (b) promptly following the First Merger, but in any event on the same day as the First Merger and as part of the same overall transaction as the First Merger, at the Effective Time, the Company, as the surviving entity in the First Merger, shall merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), the separate existence of the Company will cease and Merger Sub II shall survive and continue to exist as a Delaware limited liability company.

Section 2.2             Closing. Subject to the provisions of Article VII, the closing of the Mergers (the “Closing”) shall take place at the offices of Kirkland & Ellis, LLP, 609 Main Street, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Company and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3             Effective Times of the Mergers. Subject to the provisions of this Agreement, at the Closing:

(a)            The Company will cause a certificate of merger, executed in accordance with the relevant provisions of the Company Operating Agreement and the DLLCA (the “Certificate of First Merger”), to be duly filed with the Secretary of State of the State of Delaware prior to the Effective Time (defined below). The First Merger will become effective at such time as the Certificate of First Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of First Merger (the effective time of the First Merger being hereinafter referred to as the “First Merger Effective Time”).

(b)            Merger Sub II will cause a certificate of merger, executed in accordance with the relevant provisions of the limited liability company agreement of Merger Sub II and the DLLCA (the “Certificate of Second Merger”), to be duly filed with the Secretary of State of the State of Delaware after the First Merger Effective Time. The Second Merger will become effective at such time as the Certificate of Second Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Second Merger (the effective time of the Second Merger being hereinafter referred to as the “Effective Time”).

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Section 2.4             Effects of the Mergers. The First Merger and the Second Merger shall each have the effects set forth in this Agreement, the Company Operating Agreement and the applicable provisions of the DLLCA.

Section 2.5             Organizational Documents of the Surviving Entity.

(a)            At the First Merger Effective Time, (i) the certificate of formation of the Company, as the surviving entity in the First Merger, as in effect immediately prior to the First Merger Effective Time shall remain unchanged and shall be the certificate of formation of the Company from and after the First Merger Effective Time, until duly amended in accordance with applicable Law, and (ii) the limited liability company agreement of the Company, as the surviving entity in the First Merger, as in effect immediately prior to the First Merger Effective Time shall remain unchanged and shall be the limited liability company agreement of the Company from and after the First Merger Effective Time, until duly amended in accordance with applicable Law.

(b)            At the Effective Time, (i) the certificate of formation of Merger Sub II, as the surviving entity in the Second Merger, as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of formation of Merger Sub II from and after the Effective Time, until duly amended in accordance with applicable Law, and (ii) the limited liability company agreement of Merger Sub II, as the surviving entity in the Second Merger, as in effect immediately prior to the Effective Time shall remain unchanged and shall be the limited liability company agreement of Merger Sub II from and after the Effective Time, until duly amended in accordance with applicable Law.

Section 2.6             Officers and Directors of the Surviving Entities. At the First Merger Effective Time, the officers of Merger Sub I shall be appointed as the officers of the Company, as the surviving entity in the First Merger. At the Effective Time, the officers of Merger Sub II shall be the officers (with the offices indicated in the limited liability company agreement of Merger Sub II) of Merger Sub II, as the surviving entity in the Second Merger.

Article III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1             Merger Consideration.

(a)            Effect of First Merger. Subject to the provisions of this Agreement, at the First Merger Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I, the Company, the Manager or any holder of Parent securities or Company securities:

(i)             Conversion of Common Units. Each Common Unit issued and outstanding as of immediately prior to the First Merger Effective Time (except for any Common Units that are owned immediately prior to the First Merger Effective Time by the Company as treasury units, if any, or by the Manager, Parent or Merger Subs) shall be converted into the right to receive 0.1412 of a Parent Share (the “Merger Consideration” and such ratio, the “Exchange Ratio”), which Parent Shares will be duly authorized, validly issued, fully paid, free and clear of all Liens (other than Permitted Security Liens) and non-assessable in accordance with applicable Laws and Parent’s Organizational Documents, subject to adjustment in accordance with Section 3.3.

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(ii)            Company Owned Common Units. Notwithstanding anything to the contrary in this Agreement, at the First Merger Effective Time, all Common Units that are owned immediately prior to the First Merger Effective Time by the Company as treasury units, if any, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled Common Units.

(iii)           Parent-Owned Membership Interests. All Membership Interests, including the Managing Member Interest and any Common Units, that are owned immediately prior to the First Merger Effective Time by the Manager, Parent or any other Subsidiary of Parent shall, in each case, remain outstanding as limited liability company interests in the Company, as the surviving entity in the First Merger, unaffected by the First Merger and the Manager shall continue as the sole managing member of the Company, as the surviving entity in the First Merger.

(iv)           Equity of Merger Sub I. The limited liability company interests in Merger Sub I issued and outstanding immediately prior to the First Merger Effective Time shall be converted into a number of Common Units of the Company, as the surviving entity in the First Merger, equal to the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a)(i).

(b)            Effect of Second Merger. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Second Merger and without any action on the part of Parent, Merger Sub II, the Company, as the surviving entity in the First Merger, the Manager or any holder of securities of the Company or Merger Sub II issued or outstanding either prior to or after the First Merger Effective Time, (i) each membership interest of the Company, as the surviving entity in the First Merger, issued and outstanding immediately prior to the Effective Time (including the Managing Member Interest) shall be converted into one (1) duly authorized, validly issued, fully paid and non-assessable (except as non-assessability may be affected by matters described in Section 18-607 of the DLLCA) unit of Merger Sub II and (ii) each limited liability company interest of Merger Sub II that is outstanding immediately prior to the Effective Time shall be unaffected by the Second Merger and shall remain outstanding as a unit of Merger Sub II, as the surviving entity in the Second Merger.

(c)            Certificates. As of the First Merger Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a)(i) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the First Merger Effective Time represented any such Common Units (a “Certificate”) or non-certificated Common Units represented in book-entry form immediately prior to the First Merger Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(g) and cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 3.2(h), in each case to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Unit in accordance with Section 3.2(c), without interest.

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Section 3.2             Exchange of Certificates.

(a)            Exchange Agent. Prior to the Closing Date, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Units for the Merger Consideration and paying any dividends or other distributions to which a Company Unitholder is entitled pursuant to Section 3.2(g) and any cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 3.2(h). As promptly as practicable after the First Merger Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Common Units as of the First Merger Effective Time whose Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that, with respect to certificated Common Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.2(i)) to the Exchange Agent) in such customary forms as the Company and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(i)) and Book-Entry Units to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 3.2(h) and any dividends or distributions pursuant to Section 3.2(g).

(b)            Deposit. On or prior to the Closing Date, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the Company Unitholders whose Common Units are converting into the right to receive the Merger Consideration at the First Merger Effective Time, Parent Shares (which shares shall be uncertificated and registered in book-entry form), payable upon due surrender of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.2(i) with respect to certificated Common Units) or Book-Entry Units pursuant to the provisions of this Article III. Following the First Merger Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash or other consideration as applicable sufficient to pay any dividends and other distributions pursuant to Section 3.2(g) and any Parent Shares or cash in lieu of any fractional shares payable pursuant to Section 3.2(h), in each case, that may be payable from time to time following the First Merger Effective Time. All Parent Shares and cash or other consideration payable in respect of any dividends or distributions pursuant to Section 3.2(g) deposited with the Exchange Agent or cash in lieu of any fractional shares as such holders have the right to receive pursuant to Section 3.2(h) shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the First Merger Effective Time, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article III out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 3.2(h) and any dividends and other distributions pursuant to Section 3.2(g).

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(c)            Exchange. Each Company Unitholder whose Common Units have been converted into the right to receive the Merger Consideration, upon delivery to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of a Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.2(i) with respect to certificated Common Units) or Book-Entry Units and such other documents as may reasonably be required by the Exchange Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor (i) the number of Parent Shares representing, in the aggregate, the whole number of Parent Shares that such holder has the right to receive in accordance with the provisions of this Article III, and (ii) a check in the amount of (A) the cash in lieu of any fractional shares payable pursuant to Section 3.2(h) and (B) such dividends or other distributions as such holder has the right to receive pursuant to Section 3.2(g). Any and all Parent Shares delivered in accordance with this Section 3.2(c) shall be uncertificated and shall be registered in book-entry form. The Merger Consideration and such other amounts as reflected in the immediately preceding sentence shall be paid as promptly as practicable after receipt by the Exchange Agent of the Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.2(i) with respect to certificated Common Units) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates and Book-Entry Units. Until so surrendered, each such Certificate and Book-Entry Unit shall, after the First Merger Effective Time, represent for all purposes only the right to receive such Merger Consideration and such other amounts as contemplated by Section 3.2(g) and Section 3.2(h).

(d)            Other Payees. If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Unit or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate, or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)            No Further Transfers. From and after the First Merger Effective Time, there shall be no further registration on the books of the Company of transfers of Common Units converted into the right to receive the Merger Consideration. From and after the First Merger Effective Time, the holders of Certificates or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the First Merger Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law. If, after the First Merger Effective Time, Certificates or Book-Entry Units are presented to the Exchange Agent or Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

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(f)             Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the Company Unitholders whose Common Units converted into the right to receive the Merger Consideration twelve (12) months after the First Merger Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration, the payment of cash in lieu of any fractional shares payable pursuant to Section 3.2(h) and the payment of any dividends and other distributions pursuant to Section 3.2(g) in respect of such holder’s Common Units. Notwithstanding the foregoing, none of Parent, either of the Merger Subs, the Company and the Manager shall be liable to any Company Unitholder for any Merger Consideration or other amount duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration and other amounts remaining unclaimed by the Company Unitholders immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g)            Dividends and Distributions. No dividends or other distributions with respect to Parent Shares issued in the First Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 3.2. Subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the Parent Shares, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent Shares with a record date after the First Merger Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) following such surrender, at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Shares with a record date after the First Merger Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Shares, all Parent Shares to be issued pursuant to the First Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the First Merger Effective Time. To the extent applicable, each Common Unit immediately prior to the First Merger Effective Time shall have continued rights to receive any distribution, without interest, with respect to such Common Units with a record date occurring prior to the First Merger Effective Time that may have been declared by the Manager or made by the Company with respect to the Common Units in accordance with the terms of the Company Operating Agreement and this Agreement, as applicable, and that remain unpaid as of the First Merger Effective Time.

(h)            No Fractional Shares. No fractions of a Parent Share will be issued upon the surrender of Common Units outstanding immediately prior to the First Merger Effective Time in accordance with Section 3.2(c), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any Parent Shares. Notwithstanding any other provision of this Agreement, each Company Unitholder whose Common Units converted into the right to receive the Merger Consideration in the First Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after taking into account all Common Units exchanged by such holder) will receive, in lieu thereof, cash (without interest and rounded up to the nearest whole cent) in an amount equal to the product of (i) the Average Closing Price as of the Closing Date and (ii) the fraction of a Parent Share that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, Parent will cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms of this Agreement. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional Parent Shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional Parent Shares.

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(i)             Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Common Units represented by such Certificate as contemplated by this Article III and pay cash in lieu of any fractional shares payable pursuant to Section 3.2(h) and any dividends and other distributions pursuant to Section 3.2(g).

(j)             Withholding Taxes. Each of Parent, Merger Sub I, the Company, as the surviving entity in the First Merger, and the Exchange Agent (and, in each case, any applicable withholding agent acting on its behalf) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts, if any, as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of applicable state, local or foreign tax Law (and to the extent any deduction or withholding is required, such deduction or withholding may be taken in cash or Parent Shares, as determined by Parent). To the extent any amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. If any deduction or withholding is taken in Parent Shares, Parent and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration on behalf of the applicable Company Unitholder at the time of such deemed sale and having paid such cash proceeds to the appropriate taxing authority.

Section 3.3             Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the First Merger Effective Time the number of outstanding Common Units or Parent Shares shall have been changed into a different number of units or shares or a different class or series by reason of any unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction, the Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction and to provide the Company Unitholders the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.3 shall be deemed to permit or authorize any party hereto to affect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 3.4             No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

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Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MANAGER

Except as disclosed in (a) the Company SEC Documents filed or publicly furnished with the SEC on or after December 31, 2021, and prior to the date of this Agreement (but excluding any disclosure contained in any such Company SEC Documents under the heading “Risk Factors” or “Cautionary Statement about Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Company to Parent (the “Company Disclosure Schedule”) prior to the execution of this Agreement (provided, however, that (i) disclosure in any section of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Company Material Adverse Effect), the Company and, with respect to itself where provided for in this Article IV, the Manager each represent and warrant to Parent as follows:

Section 4.1             Organization, Standing and Corporate Power.

(a)            Each of the Company, the Manager and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (a “Company Material Adverse Effect”).

(b)            Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            All of the outstanding limited liability company interests, partnership interests, shares of capital stock of, or other equity interests in, each material Subsidiary of the Company that are owned directly or indirectly by the Company have been duly authorized and validly issued in accordance with the Organizational Documents of such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and non-assessable (except as non-assessability may be affected by the Laws of the jurisdiction in which such material Subsidiary is formed) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same (collectively, “Liens”), except as set forth in the Organizational Documents of such material Subsidiary and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” Laws of the various States of the United States) (collectively, “Permitted Security Liens”).

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Section 4.2             Capitalization.

(a)            As of November 22, 2024, the issued and outstanding equity interests of the Company consisted of (i) 457,073,081 Common Units, (ii) 7,203,879 Common Units issuable pursuant to Company Equity Awards, of which 4,107,837 Common Units are issuable in respect of Company RIU Awards and 3,096,042 Common Units are issuable in respect of Company PU Awards, assuming, as applicable, the maximum level of achievement under the Company PU Awards, (iii) 24,053,173 Common Units that are reserved for the grant of additional awards under the Company LTIP and (iv) the Managing Member Interest that has no rights to ownership, profit or any rights to receive any distributions from operations or the liquidation of the Company. The Manager is the sole managing member of the Company and owns all of the Managing Member Interest free and clear of any Lien (other than any Permitted Security Lien), and such Managing Member Interest has been duly authorized and validly issued in accordance with the Organizational Documents of such entity. All outstanding equity interests of the Company are duly authorized, validly issued, fully paid (to the extent required under the Company Operating Agreement) and non-assessable (except as such non-assessability may be affected by matters described in Sections 18-607 and 18-804 of the DLLCA) and free of preemptive rights (except as set forth in the Company Operating Agreement).

(b)            Section 4.2(b) of the Company Disclosure Schedule sets forth, with respect to each outstanding Company Equity Award, (i) the type of award, (ii) the grant date, (iii) the number of units or other equity or equity-based interests subject to such award, and (iv) the vesting schedule and whether such award (or any portion thereof) is vested or unvested. All such equity or equity-based awards were granted under the Company LTIP.

(c)            As of November 22, 2024, the issued and outstanding equity interests of the MLP consisted of (i) 144,358,720 MLP Common Units, all of which are owned directly by the Company, (ii) 27,365,971 MLP Series B Preferred Units and (iii) the sole general partner interest of the MLP, which is owned by the MLP General Partner, a wholly owned Subsidiary of the Company, and has no rights to ownership, profit or any rights to receive any distributions from operations or the liquidation of the MLP.

(d)            As of November 22, 2024, except as set forth above in this Section 4.2 or the applicable Organizational Documents of the Company or any of its Subsidiaries, (i) there are no equity securities of the Company or any of its Subsidiaries issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any equity interest of the Company or such Subsidiary or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (iii) there are no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any equity interest in the Company or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence.

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(e)            Except as set forth in Section 4.2(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Common Units or any other equity interest on any matter.

(f)            Other than the Support Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Company or any of its Subsidiaries.

(g)            There are no equity securities of the Company owned by any Subsidiary of the Company.

Section 4.3             Authority; Noncontravention; Voting Requirements.

(a)            Each of the Company and the Manager has all necessary limited liability company power and authority to execute and deliver this Agreement and, subject to obtaining the Company Unitholder Approval in the case of the Company and the Sole Member Approval in the case of the Manager (which has already been received), to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of the Company and the Manager of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by the Manager Board and approved by each of the Manager Conflicts Committee and the Manager Board and no other limited liability company action on the part of the Company and the Manager is necessary to authorize the execution, delivery and performance by the Company and the Manager of this Agreement and, except for obtaining the Company Unitholder Approval and except for the Sole Member Approval in the case of the Manager (which has already been received), the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and the Manager and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company and the Manager, enforceable against them in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing (such clauses (i) and (ii), collectively, the “Enforceability Exceptions”).

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(b)            Neither the execution and delivery of this Agreement by the Company or the Manager nor the consummation by the Company and the Manager of the transactions contemplated by this Agreement, nor compliance by the Company and the Manager with any of the terms or provisions of this Agreement, will (i) assuming the Company Unitholder Approval is obtained, contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Company Operating Agreement or any of the Organizational Documents of the Company’s material Subsidiaries, or (ii) assuming the authorizations, consents and approvals referred to in Section 4.4 and the Company Unitholder Approval are obtained and the filings referred to in Section 4.4 are made, (x) contravene, violate or conflict with any applicable Law, judgment, writ or injunction of any Governmental Authority, in each case, applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien other than any Permitted Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Company Permit, to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens other than Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            Except for the Sole Member Approval, which was obtained prior to the execution of this Agreement, the Company Unitholder Approval is the only vote or approval of the holders of any class or series of Membership Interests that is necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

(d)            The Manager Conflicts Committee has by unanimous approval (i) determined that the Mergers are in the best interests of the Company and Company Unaffiliated Unitholders, (ii) approved, and recommended that the Manager Board approve, this Agreement, the Support Agreement, the execution, delivery and performance of this Agreement and the Support Agreement and the transactions contemplated by this Agreement and the Support Agreement, and recommended that the Manager Board submit this Agreement and the Mergers to a vote of the Company Unitholders and (iii) resolved, and recommended that the Manager Board resolve, to recommend approval of this Agreement and the Mergers by the Company Unitholders. Such action by the Manager Conflicts Committee constituted “Special Approval” (as defined in the Company Operating Agreement) of this Agreement and the transactions contemplated by this Agreement and the Support Agreement under the Company Operating Agreement.

(e)            The Manager Board (acting based upon the recommendation of the Manager Conflicts Committee), has by unanimous approval (i) determined that the Mergers are in the best interests of the Company and the Company Unitholders, (ii) approved this Agreement and the Support Agreement, the execution, delivery and performance of this Agreement and the Support Agreement and the transactions contemplated by this Agreement and the Support Agreement and (iii) directed that this Agreement and the Mergers be submitted to a vote of the Company Unitholders and resolved to recommend approval of this Agreement and the Mergers by the Company Unitholders.

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Section 4.4              Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act, including the filing of the Registration Statement, including a proxy statement/prospectus with the SEC in connection with the Mergers (the “Proxy Statement”), and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of First Merger and the Certificate of Second Merger with the Secretary of State of the State of Delaware, (c) filings required under, and compliance with other applicable requirements of, applicable Antitrust Laws or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the Manager and the consummation by the Company and the Manager of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (ii) result in a Company Material Adverse Effect.

Section 4.5              Company SEC Documents; Undisclosed Liabilities; Internal Controls.

(a)            The Company and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required pursuant to the Exchange Act or the Securities Act to be filed or furnished by them with the SEC since December 31, 2021 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). The Company SEC Documents, as of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)            The consolidated financial statements of the Company included in the Company SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) complied as to form, when filed, in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its consolidated Subsidiaries, taken as a whole).

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(c)            Except (i) as reflected or otherwise reserved against on the balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto) as of September 30, 2024 (the “Balance Sheet Date”) included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) for liabilities and obligations that have been discharged or paid in full and (iv) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)            No Company Subsidiary is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. As of the date of this Agreement, (i) there are no outstanding or unresolved comments from the staff of the SEC with respect to the Company SEC Documents and (ii) to the knowledge of Company, no enforcement action has been initiated against the Company relating to disclosures contained or omitted from any Company SEC Document.

(e)            The Company makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, in all material respects, as required pursuant to Section 13(b)(2) under the Exchange Act. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Manager as appropriate to allow timely decisions regarding required disclosure. The Manager’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) for the year ended December 31, 2023, and such assessment concluded that such controls were effective.

(f)            Since December 31, 2021, the principal executive officer and principal financial officer of the Manager have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct in all material respects, and none of such entities or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification.

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Section 4.6             Absence of Certain Changes or Events.

(a)            Since December 31, 2023, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Company Material Adverse Effect.

(b)            From December 31, 2023 through the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects consistent with past practice (except as contemplated by this Agreement).

Section 4.7             Legal Proceedings. (i) Since December 31, 2021, there have been no Proceedings pending or, to the knowledge of the Company, threatened in writing with respect to the Company or any of its Subsidiaries, or Proceedings pending or, to the knowledge of the Company, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and (ii) there are no outstanding orders, judgments, decrees or similar rulings of any Governmental Authority against the Company or any of its Subsidiaries, in each case of clauses (i) and (ii), except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8             Compliance With Laws; Permits.

(a)            The operations of the Company and its Subsidiaries are, and for the last three (3) years have been, in compliance with and are not in default under or in violation of any applicable federal, state, local, foreign, tribal or provincial law, statute, act, treaty, ordinance, rule, regulation, code, judgment, order, case, tariff, injunction, decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            The Company and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, exemptions, waivers and orders of any Governmental Authority (“Permits”) necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (collectively, the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or its Subsidiaries is in conflict with, or in default or violation of, any of such Company Permits, and to the knowledge of the Company, there is no existing circumstance that would reasonably be expected to cause the termination or revocation of any such Company Permit or that would prevent renewal or reissuance of such Company Permit when renewal or reissuance is required, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)            The representations and warranties contained in this Section 4.8 do not address Tax matters, employee and benefits plan matters, labor matters or environmental matters, which are addressed only in the applicable provisions of Sections 4.5(c), 4.6, 4.10, 4.12, 4.13 and 4.14.

Section 4.9             Information Supplied. Subject to the accuracy of the representations and warranties of Parent and the Merger Subs set forth in Section 5.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Company and the Manager specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in connection with the First Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy Statement will, on the date it is first mailed to Company Unitholders and at the time of the Company Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or the Merger Subs for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement.

Section 4.10          Tax Matters.

(a)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)            all Tax Returns that were required to be filed by the Company or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate;

(ii)            all Taxes owed by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries could be liable, that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established in accordance with GAAP;

(iii)            all Tax withholding and deposit requirements imposed on the Company or any of its Subsidiaries have been satisfied in full in all respects and all such withholding has been remitted to the proper taxing authority;

(i)            there are no Liens on any of the assets of the Company or any of its Subsidiaries in respect of Taxes (other than Permitted Liens);

(ii)            there is no written claim against the Company or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Returns of the Company or any of its Subsidiaries;

(iii)            there are no audits, examinations, investigations or other proceedings active, pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries;

(iv)            no written claim has been made in the last three years by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation or required to file Tax Returns in that jurisdiction;

(v)            there is not in force any extension of time (other than customary extensions obtained in the ordinary course of business) with respect to the due date for the filing of any Tax Return of the Company or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of the Company or any of its Subsidiaries;

(vi)            neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. Law), other than a consolidated group of which the Company or one of its Subsidiaries is the common parent, or has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries), as a transferee or successor, by contract (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes), or otherwise;

(vii)            neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(viii)            neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code or any similar provision of state, local or non-U.S. Law) within the past two years or as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; and

(ix)            the Company and its Subsidiaries are in compliance with all escheat and unclaimed property Laws, and neither the Company nor any of its Subsidiaries have any liability to pay over any amount to any Governmental Authority of any cash or other property under escheat or unclaimed property Laws.

(b)            The Company is properly classified as a corporation for U.S. federal income tax purposes and has been properly treated as such since its formation.

(c)            The MLP is properly classified as a partnership for U.S. federal income tax purposes and has been properly treated as such (or as a disregarded entity) since its formation.

(d)            Each of the other Subsidiaries of the Company (other than EnLink Midstream Finance Corporation) is properly classified as a partnership or disregarded entity for U.S. federal income tax purposes and has been properly treated as such since its formation.

(e)            Neither the Company nor any of its Subsidiaries is aware of the existence of any fact, agreement, plan or other circumstance, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f)            Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.10 and, to the extent related to Taxes, Section 4.5(c), Section 4.6 and Section 4.12 contain the sole and exclusive representations and warranties of the Company and the Manager with respect to Tax matters.

(g)            As used in this Agreement, (i) “Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, in each case, in the nature of a tax imposed by a Governmental Authority, including any and all interest, penalties, additions to tax or additional amounts imposed by a Governmental Authority with respect thereto and (ii) “Tax Return” means any return, report or similar filing (including any attached schedules or supplements) filed or required to be filed with any Governmental Authority with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

Section 4.11          Contracts.

(a)            Except for this Agreement or as filed or publicly furnished with the SEC prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to the Company (each Contract that is described in this Section 4.11(a) being a “Company Material Contract”).

(b)            Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is legal, valid and binding on and enforceable against the Company and its Subsidiaries, as applicable, and is in full force and effect, except as such enforcement may be limited by the Enforceability Exceptions, (ii) neither the Company nor any of its Subsidiaries has received written notice of, and to the knowledge of the Company, no event or condition exists which constitutes, or, after notice or lapse of time or both, will constitute, a breach or default on the part of the Company or any of its Subsidiaries, or permit termination, modification or acceleration, under any such Company Material Contract and (iii) to the knowledge of the Company, as of the date of this Agreement no other party to any Company Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, or permit termination, modification or acceleration under any Company Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Company Material Contract.

Section 4.12           Company Benefit Plans.

(a)            Section 4.12(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. With respect to each material Company Benefit Plan, the Manager has made available to Parent complete and accurate copies of (i) such Company Benefit Plan, including any amendment thereto, (ii) a written description of any such Company Benefit Plan if such plan is not set forth in a written document, (iii) each trust, insurance, annuity or other funding Contract related thereto (if any), (iv) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto (if any), (v) the most recent Internal Revenue Service determination letter (if any), (vi) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto (if any) and (vii) all material correspondence to or from any Governmental Authority received in the last three (3) years with respect to any such Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, or any other plans, programs, policies, agreements or other arrangements providing for cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination or other compensation or benefits sponsored, maintained or contributed to, or required to be contributed to, by the Company, the Manager or any of their respective Subsidiaries or under which the Company, the Manager or any of their respective Subsidiaries have any current or contingent liability or obligation, including on account of any ERISA Affiliate.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan (and any related trust or other funding vehicle) has been maintained, funded, operated and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, (ii) all contributions, distributions and premium payments required to be made with respect to any Company Benefit Plan have been timely made, or if not yet due, have been properly accrued, and (iii) the Company, the Manager and their respective Subsidiaries are in compliance with ERISA, the Code and all other Laws applicable to the Company Benefit Plans. Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is the subject of a favorable opinion or advisory letter from the Internal Revenue Service on which the Company can rely and nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Company Benefit Plan provides, and none of the Company, the Manager or any of their respective Subsidiaries sponsor, maintain, contribute to, or are required to contribute to, or have any current or contingent liability or obligation with respect to any plan or arrangement which provides for retiree health, medical, life, or other welfare benefits, except pursuant to the continuation coverage requirements of Section 4980B of the Code.

(d)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company, the Manager or their respective Subsidiaries sponsor, maintain, contribute to or is required to contribute to, or has any liability (including on behalf of or in respect of an ERISA Affiliate) with respect to, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(e)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) none of the Company, the Manager or any of their respective Subsidiaries have incurred (whether or not assessed) any penalty or Tax under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code and (ii) there have been no non-exempt “prohibited transactions” (as defined in Section 4975 of the Code or Section 406 of ERISA) or any breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan.

(f)            Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any current or former employee, consultant, officer or other service provider of the Company, the Manager or their respective Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation, due any such employee, consultant, officer or other service provider, (iii) trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, (iv) trigger any other material obligation, benefit (including loan forgiveness), requirement or restriction pursuant to any Company Benefit Plan or (v) restrict or limit the right of any of the Company, the Manager or their respective Subsidiaries to administer, amend or terminate any Company Benefit Plan.

(g)            No amount or benefit that would be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, unitholder, director or other individual service provider of the Company, the Manager or their respective Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(h)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan and any award thereunder that constitutes a “non-qualified deferred compensation plan” under Section 409A of the Code has been operated and documented in all respects in compliance with Section 409A of the Code. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no director, officer, employee or other individual service provider of the Company, the Manager or their respective Subsidiaries is entitled to a gross-up, make-whole, reimbursement or indemnification payment with respect to Taxes imposed under Section 409A or Section 4999 of the Code.

(i)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that provides benefits or compensation to any employees or other service providers who reside or provide services primarily outside of the United States has been registered, listed, administrated, funded and maintained in good standing, as applicable, in accordance with its terms and all applicable Laws.

(j)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no pending or threatened Proceedings, actions, suits, claims audits or investigations by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan (other than routine claims for benefits).

(k)            Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.12 contains the sole and exclusive representations and warranties of the Company and the Manager with respect to employee benefit matters.

Section 4.13     Labor Matters.

(a)            Except as set forth on Section 4.13(a) of the Company Disclosure Schedule, (i) neither the Company nor any Subsidiary of the Company is a party to or bound by any collective bargaining agreement or other Contract with a union, works council, labor organization, or other employee representative (each, a “Labor Agreement”) and there are no Labor Agreements or similar agreements with any labor union, works council, labor organization or employee association, applicable to employees of the Company or any Subsidiary of the Company, and (ii) to knowledge of the Company, there is, and in the past three (3) years there has been, no union organizing effort pending or threatened against the Company or any Subsidiary of the Company. There are, and in the past three (3) years there have been, no existing or, to the knowledge of the Company, threatened strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting the Company or any Subsidiary of the Company. There is, and in the past three (3) years there has been, no material unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the knowledge of the Company, threatened with respect to any current or former employees of the Company or any Subsidiary of the Company.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and for the past three (3) years have been, in compliance with all applicable Laws with respect to labor, employment, and employment practices, including all Laws respecting terms and conditions of employment, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), unfair labor practices, health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, affirmative action and unemployment insurance.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Laws, Contract or company policy; and (ii) each individual who is providing or within the past three (3) years has provided services to the Company and each of its Subsidiaries and is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

(d)            Except as would not, individually or in the aggregate, reasonably be expected to result in material liability for the Company or any Subsidiary of the Company, the Company and each of its Subsidiaries has investigated all sexual harassment, or other harassment, discrimination, retaliation or policy violation allegations against any officers, directors or employees of the Company or any Subsidiary of the Company that have been formally reported to the Company or any Subsidiary of the Company or of which any of them is otherwise aware and, with respect to each such allegation with potential merit, the Company or the applicable Subsidiary of the Company has taken corrective action to seek to prevent further improper action. To the knowledge of the Company, there are no such allegations of harassment or discrimination, that, if known to the public, would bring the Company or any Subsidiary of the Company into material disrepute.

(e)            Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.13 contains the sole and exclusive representations and warranties of the Company and the Manager with respect to labor matters.

Section 4.14     Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) each of the Company and its Subsidiaries is and for the last three (3) years has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Company Permits required to be obtained pursuant to applicable Environmental Laws (“Company Environmental Permits”); (b) all Company Environmental Permits required under applicable Environmental Laws as of the date hereof are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (c) no suspension or cancellation of any Company Environmental Permit required under Environmental Law as of the date hereof is pending or threatened in writing; (d) there has been no release, treatment, storage, disposal, arrangement for or permitting the disposal, transportation, or handling of, exposure to or contamination by any Hazardous Substance in any manner that has given or would reasonably be expected to give rise to the Company or any of its Subsidiaries incurring any liability under applicable Environmental Laws; and (e) the Company and its Subsidiaries have not received any written notice, report, order or directive of, and there are no Proceedings pending or threatened in writing against the Company or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for the Company or any of its Subsidiaries alleging noncompliance with, or liability under, any applicable Environmental Law that has not been fully and finally cured or resolved. The Company and its Subsidiaries have made available to Parent and Merger Subs copies of all material, nonprivileged final environmental reports, audits and assessments conducted in the last three (3) years in its possession or under its reasonable control relating to currently owned, operated or leased facilities or properties, or the operations of the Company and its Subsidiaries. Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.14 contains the sole and exclusive representations and warranties of the Company and the Manager with respect to environmental matters.

Section 4.15     Property.

(a)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and valid title to all of its owned real property and good and valid title to all its owned personal property, and has good and valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens other than Permitted Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all leases under which the Company or any of its Subsidiaries lease any real or personal property are valid and effective against the Company or any of its Subsidiaries and, to the knowledge of the Company, the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by the Company or any of its Subsidiaries or, to the knowledge of the Company, the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by the Company or any of its Subsidiaries or, to the knowledge of the Company, the counterparties thereto.

(b)            The Company and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each Person (collectively, “rights-of-way”) as are sufficient to conduct their businesses as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and, to the knowledge of the Company, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 4.16     Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or an Affiliate of the Company owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “Company Intellectual Property”) used in their respective businesses as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no pending or threatened in writing claims by any Person alleging infringement or misappropriation by the Company or any of its Subsidiaries of such Person’s intellectual property, (b) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (c) neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Company Intellectual Property, and (d) to the knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

Section 4.17     Opinion of Financial Advisor. The Manager Conflicts Committee has received the opinion of Evercore Group L.L.C. (the “Company Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Company Unaffiliated Unitholders.

Section 4.18     Brokers and Other Advisors. Except for the Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Mergers or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of the Manager Conflicts Committee for which Parent or the Company or any of its Subsidiaries would be responsible.

Section 4.19     Insurance. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) the businesses and assets of the Company and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that the Company believes are customary in the natural gas gathering, processing, treating, transportation and storage industries and natural gas liquids marketing industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Company or any of its Subsidiaries other than in the ordinary course of business.

Section 4.20     Investment Company Act. The Company is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 4.21     Regulatory Status.

(a)      Except as set forth on Section 4.21(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is not (i) a natural gas company under the Natural Gas Act, 15 U.S.C. §§ 717-717W, and the regulations promulgated by the Federal Energy Regulatory Commission (“FERC”) thereunder (“NGA”), (ii) a common carrier pipeline under the Interstate Commerce Act, 49 U.S.C. § 1, et seq. (1988) (“ICA”), (iii) a utility, gas service company, gas company, or any similar entity however described under the laws of any state or local jurisdiction and the regulations promulgated thereunder, or (iv) a holding company or a gas utility company as defined in the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453, and the regulations promulgated by the FERC thereunder (“PUHCA”).

(b)            Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all filings required to be made by the Company and any Subsidiary during the three (3) years preceding the date hereof, with (i) FERC under the NGA, ICA, PUHCA or any implementing regulations, (ii) the Department of Transportation, (iii) the Department of Energy, (iv) the Federal Communications Commission, or (v) any applicable state commission or department, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

Section 4.22     No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither the Company nor any other Person makes or has made any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or the Merger Subs in connection with the Mergers or the other transactions contemplated by this Agreement. Each of Parent, Merger Sub I and Merger Sub II acknowledges and agrees that, without limiting the generality of the foregoing, such party has not relied upon and neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, the Merger Subs or any other Person resulting from the distribution to Parent or the Merger Subs (including their respective Representatives), or Parent’s or the Merger Subs’ (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or the Merger Subs in expectation of the Mergers, unless any such information is the subject of an express representation or warranty set forth in this Article IV.

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS

Except as disclosed in (a) the Parent SEC Documents filed or publicly furnished with the SEC on or after December 31, 2021, and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Cautionary Statement about Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)), or (b) the disclosure letter delivered by Parent to the Company (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (provided, however, that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent represents and warrants to the Company as follows:

Section 5.1     Organization, Standing and Corporate Power.

(a)            Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (“Parent Material Adverse Effect”).

(b)            Each of Parent and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)            All of the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of Parent that are owned directly or indirectly by Parent have been duly authorized and validly issued in accordance with the Organizational Documents of such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and non-assessable (except as non-assessability may be affected by the Laws of the jurisdiction in which such material Subsidiary is formed) and are owned free and clear of all Liens other than Permitted Security Liens.

Section 5.2     Capitalization.

(a)            As of the date of this Agreement, the authorized equity interests of Parent consist of 100,000,000 shares of preferred stock, par value $0.01 per share, 20,000 of which have been designated Series E Non-Voting Perpetual Preferred Stock, par value $0.01 per share (the “Parent Preferred Stock”), and 1,200,000,000 Parent Shares. As of November 21, 2024, there were (i) 584,251,368 Parent Shares issued and outstanding, (ii) 25,462,466 Parent Shares held in treasury, (iii) 20,000 shares of Parent Preferred Stock, (iv) no shares of Parent Preferred Stock held in treasury, (v) 1,870,298 shares subject to restricted stock units granted and outstanding under Parent’s equity plans, (vi) 2,739,695 Parent Shares subject to outstanding performance stock units granted and outstanding under Parent’s equity plans (assuming maximum performance) and (vii) 12,580,819 Parent Shares reserved for issuance pursuant to Parent’s equity plans. All outstanding equity securities of Parent are, and all Parent Shares issuable pursuant to Parent’s restricted stock units and performance stock units, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, free and clear of all Liens (other than Permitted Security Liens), fully paid and nonassessable and free of preemptive rights.

(b)            As of November 22, 2024, except as set forth above in this Section 5.2 and set forth in Parent’s equity plans or grant documents issued thereunder, (i) there are no equity securities of Parent issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Parent to issue, transfer or sell any equity interest of Parent or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (iii) there are no contractual obligations of Parent to repurchase, redeem or otherwise acquire any other equity interest in Parent or any such securities or agreements listed in clause (ii) of this sentence.

(c)            When issued pursuant to the terms of this Agreement, all Parent Shares constituting any part of the Merger Consideration will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

(d)            All of the issued and outstanding limited liability company interests of Merger Sub I and Merger Sub II are beneficially owned by Parent. The Merger Subs were formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, the Merger Subs have not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3             Authority; Noncontravention; Voting Requirements.

(a)            Each of Parent, Merger Sub I and Merger Sub II has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Parent and the Merger Subs of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by each of Merger Sub I, Merger Sub II, Parent as the sole member of each of the Merger Subs and Parent, and no other corporate or limited liability company action on the part of Parent or the Merger Subs is necessary to authorize the execution, delivery and performance by Parent or the Merger Subs of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent, Merger Sub I and Merger Sub II and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent, Merger Sub I and Merger Sub II, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. The Parent Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or similar Law applicable to Parent or any of its Subsidiaries (including the restrictions on “business combinations” with an “interested stockholder” (each as defined in Section 18-1090.3 of the OGCA) under Section 18-1090.3 of the OGCA) (“Takeover Laws”) do not, and will not, apply to this Agreement and the consummation of the transactions contemplated this Agreement, including the Mergers and the Parent Stock Issuance.

(b)            Neither the execution and delivery of this Agreement by Parent and the Merger Subs, nor the consummation by Parent and the Merger Subs of the transactions contemplated by this Agreement, nor compliance by Parent and the Merger Subs with any of the terms or provisions of this Agreement, will (i) contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Organizational Documents of Parent or any of Parent’s material Subsidiaries, or (ii) assuming the authorizations, consents and approvals referred to in Section 5.4 and the filings referred to in Section 5.4 are made, (A) contravene, violate or conflict with any applicable Law, judgment, writ or injunction of any Governmental Authority, in each case, applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien other than any Permitted Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Parent Permit to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens other than Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)            The Parent Board, at a meeting duly called and held, has (i) determined that it is in the best interests of Parent and the Parent Stockholders, and declared it advisable, to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the Support Agreement and the transactions contemplated by this Agreement, including the Parent Stock Issuance, and the Support Agreement.

(d)            Parent, as the sole member of the Manager, has approved this Agreement and the transaction contemplated hereby, in accordance with the Manager LLC Agreement (the “Sole Member Approval”).

Section 5.4     Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing of the Registration Statement with the SEC and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of First Merger and the Certificate of Second Merger with the Secretary of State of the State of Delaware, (c) filings required under, and compliance with other applicable requirements of, applicable Antitrust Laws or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and the Merger Subs and the consummation by Parent and the Merger Subs of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (ii) result in a Parent Material Adverse Effect.

Section 5.5     Parent SEC Documents; Undisclosed Liabilities; Internal Controls.

(a)            Parent and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required pursuant to the Exchange Act or the Securities Act to be filed or furnished by them with the SEC since December 31, 2021 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)            The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) complied as to form, when filed, in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated Subsidiaries, taken as a whole).

(c)            Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto) as of the Balance Sheet Date included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) for liabilities and obligations that have been discharged or paid in full and (iv) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)            No Parent Subsidiary is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. As of the date of this Agreement, (i) there are no outstanding or unresolved comments from the staff of the SEC with respect to the Parent SEC Documents and (ii) to the knowledge of Parent, no enforcement action has been initiated against Parent relating to disclosures contained or omitted from any Parent SEC Document.

(e)            Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, in all material respects, as required pursuant to Section 13(b)(2) under the Exchange Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2023, and such assessment concluded that such controls were effective.

(f)            Since December 31, 2021, the principal executive officer and principal financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct in all material respects, and none of such entities or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification.

Section 5.6     Absence of Certain Changes or Events.

(a)            Since December 31, 2023, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.

(b)            From December 31, 2023 through the date of this Agreement, the business of Parent and its Subsidiaries has been conducted in the ordinary course of business in all material respects consistent with past practice (except as contemplated by this Agreement).

Section 5.7     Legal Proceedings. (i) Since December 31, 2021, there have been no Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to Parent or any of its Subsidiaries or Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and (ii) there are no outstanding orders, judgments, decrees or similar rulings of any Governmental Authority against Parent or any of its Subsidiaries, in each case of clauses (i) and (ii) except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.8     Compliance With Laws; Permits.

(a)            The operations of Parent and its Subsidiaries are, and for the last three (3) years have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)            Parent and its Subsidiaries are in possession of all Permits necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (collectively, the “Parent Permits”), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent or its Subsidiaries is in conflict with, or in default or violation of, any of such Parent Permits, and to the knowledge of Parent, there is no existing circumstance that would reasonably be expected to cause the termination or revocation of any such Parent Permit or that would prevent renewal or reissuance of such Parent Permit when renewal or reissuance is required, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)            The representations and warranties contained in this Section 5.8 do not address Tax matters, employee and benefits plan matters, labor matters or environmental matters, which are addressed only in the applicable provisions of Sections 5.5(c), 5.6, 5.10, 5.12, 5.13 and 5.14.

Section 5.9     Information Supplied. Subject to the accuracy of the representations and warranties of the Company and the Manager set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy Statement will, on the date it is first mailed to Company Unitholders and at the time of the Company Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement.

Section 5.10     Tax Matters.

(a)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i)            all Tax Returns that were required to be filed by Parent or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate;

(ii)            all Taxes owed by Parent or any of its Subsidiaries, or for which Parent or any of its Subsidiaries could be liable, that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established in accordance with GAAP;

(iii)            all Tax withholding and deposit requirements imposed on Parent or any of its Subsidiaries have been satisfied in full in all respects and all such withholding has been remitted to the proper taxing authority;

(iv)            there are no Liens on any of the assets of Parent or any of its Subsidiaries in respect of Taxes (other than Permitted Liens);

(v)            there is no written claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Returns of Parent or any of its Subsidiaries;

(vi)            there are no audits, examinations, investigations or other proceedings active, pending or threatened in writing in respect of Taxes or Tax matters of Parent or any of its Subsidiaries;

(vii)            no written claim has been made in the last three years by a Governmental Authority in a jurisdiction where Parent or any of its Subsidiaries does not file a Tax Return that Parent or any of its Subsidiaries is or may be subject to taxation or required to file Tax Returns in that jurisdiction;

(viii)            there is not in force any extension of time (other than customary extensions obtained in the ordinary course of business) with respect to the due date for the filing of any Tax Return of Parent or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of Parent or any of its Subsidiaries;

(ix)            neither Parent nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. Law), other than a consolidated group of which Parent or one of its Subsidiaries is the common parent, or has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries), as a transferee or successor, by contract (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes), or otherwise;

(x)            neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(xi)            neither Parent nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code or any similar provision of state, local or non-U.S. Law) within the past two years or as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; and

(xii)            Parent and its Subsidiaries are in compliance with all escheat and unclaimed property Laws, and neither Parent nor any of its Subsidiaries have any liability to pay over any amount to any Governmental Authority of any cash or other property under escheat or unclaimed property Laws.

(b)            Merger Sub II is a direct, wholly-owned Subsidiary of Parent and is classified as an entity disregarded as separate from Parent for U.S. federal income tax purposes (and applicable state and local Tax purposes) and no election has been or will be filed or made (and no other action has been or will be taken) to change such classification.

(c)            Neither Parent nor any of its Subsidiaries is aware of the existence of any fact, agreement, plan or other circumstance, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(d)            Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 5.10 and, to the extent related to Taxes, Section 5.5(c), Section 5.6 and Section 5.12 contain the sole and exclusive representations and warranties of Parent with respect to Tax matters.

Section 5.11           Contracts.

(a)            Except for this Agreement or as filed or publicly furnished with the SEC prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to Parent (each Contract that is described in this Section 5.11(a) being a “Parent Material Contract”).

(b)            Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is legal, valid and binding on and enforceable against Parent and its Subsidiaries, as applicable, and is in full force and effect, except as such enforcement may be limited by the Enforceability Exceptions, (ii) neither Parent nor any of its Subsidiaries has received written notice of, and to the knowledge of Parent, no event or condition exists which constitutes, or, after notice or lapse of time or both, will constitute, a breach or default on the part of Parent or any of its Subsidiaries, or permit termination, modification or acceleration, under any such Parent Material Contract and (iii) to the knowledge of Parent, as of the date of this Agreement, no other party to any Parent Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, or permit termination, modification or acceleration under any Parent Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Parent Material Contract.

Section 5.12           Parent Benefit Plans.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) each Parent Benefit Plan (and any related trust or other funding vehicle) has been maintained, funded, operated and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, (ii) all contributions, distributions and premium payments required to be made with respect to any Parent Benefit Plan have been timely made, or if not yet due, have been properly accrued, and (iii) Parent and its Subsidiaries are in compliance with ERISA, the Code and all other Laws applicable to the Parent Benefit Plans. Any Parent Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or or is the subject of a favorable opinion or advisory letter from the Internal Revenue Service on which Parent can rely and nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, no Parent Benefit Plan provides, and none of Parent or any of its Subsidiaries sponsor, maintain, contribute to, or are required to contribute to, or have any current or contingent liability or obligation with respect to any plan or arrangement which provides for retiree health, medical, life, or other welfare benefits, except pursuant to the continuation coverage requirements of Section 4980B of the Code.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, none of Parent or any of its Subsidiaries sponsor, maintain, contribute to or is required to contribute to, or has any liability (including on behalf of or in respect of an ERISA Affiliate) with respect to, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(d)            Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) none of Parent or any of its Subsidiaries have incurred (whether or not assessed) any penalty or Tax under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code and (ii) there have been no non-exempt “prohibited transactions” (as defined in Section 4975 of the Code or Section 406 of ERISA) or any breaches of fiduciary duty (as determined under ERISA) with respect to any Parent Benefit Plan.

(e)            Except with respect to employees or other individual service providers of the Company and its Subsidiaries, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any current or former employee, consultant, officer or other service provider of Parent or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation, due any such employee, consultant, officer or other service provider, (iii) trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, (iv) trigger any other material obligation, benefit (including loan forgiveness), requirement or restriction pursuant to any Parent Benefit Plan or (v) restrict or limit the right of any of Parent or any of its Subsidiaries to administer, amend or terminate any Parent Benefit Plan.

(f)            No amount or benefit that would be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, unitholder, director or other individual service provider of Parent or any of its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(g)            Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan and any award thereunder that constitutes a “non-qualified deferred compensation plan” under Section 409A of the Code has been operated and documented in all respects in compliance with Section 409A of the Code. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, no director, officer, employee or other individual service provider of Parent or any of its Subsidiaries is entitled to a gross-up, make-whole, reimbursement or indemnification payment with respect to Taxes imposed under Section 409A or Section 4999 of the Code.

(h)            Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan that provides benefits or compensation to any employees or other service providers who reside or provide services primarily outside of the United States has been registered, listed, administrated, funded and maintained in good standing, as applicable, in accordance with its terms and all applicable Laws.

(i)            Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, there are no pending or threatened Proceedings, actions, suits, claims audits or investigations by or on behalf of any Parent Benefit Plan, by any employee or beneficiary covered under any Parent Benefit Plan or otherwise involving any Parent Benefit Plan (other than routine claims for benefits).

(j)            Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 5.12 contains the sole and exclusive representations and warranties of Parent with respect to employee benefit matters.

Section 5.13           Labor Matters.

(a)            Except as set forth on Section 5.13(a) of the Parent Disclosure Schedule, (i) neither Parent nor any Subsidiary of Parent is a party to or bound by any Labor Agreement and there are no Labor Agreements or similar agreements with any labor union, works council, labor organization or employee association, applicable to employees of Parent or any Subsidiary of Parent, and (ii) to knowledge of Parent, there is, and in the past three (3) years there has been, no union organizing effort pending or threatened against Parent or any Subsidiary of Parent. There are, and in the past three (3) years there have been, no existing or, to the knowledge of Parent, threatened strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting Parent or any Subsidiary of Parent. There is, and in the past three (3) years there has been, no material unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the knowledge of Parent, threatened with respect to any current or former employees of Parent or any Subsidiary of Parent.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and each of its Subsidiaries are, and for the past three (3) years have been, in compliance with all applicable Laws with respect to labor, employment, and employment practices, including all Laws respecting terms and conditions of employment, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), unfair labor practices, health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, affirmative action and unemployment insurance.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Laws, Contract or Parent policy; and (ii) each individual who is providing or within the past three (3) years has provided services to Parent and each of its Subsidiaries and is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

(d)            Except as would not, individually or in the aggregate, reasonably be expected to result in material liability for Parent or any Subsidiary of Parent, Parent and each of its Subsidiaries has investigated all sexual harassment, or other harassment, discrimination, retaliation or policy violation allegations against any officers, directors or employees of Parent or any Subsidiary of Parent that have been formally reported to Parent or any Subsidiary of Parent or of which any of them is otherwise aware and, with respect to each such allegation with potential merit, Parent or the applicable Subsidiary of Parent has taken corrective action to seek to prevent further improper action. To the knowledge of Parent, there are no such allegations of harassment or discrimination, that, if known to the public, would bring Parent or any Subsidiary of Parent into material disrepute.

(e)            Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 5.13 contains the sole and exclusive representations and warranties of Parent with respect to labor matters.

Section 5.14     Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (a) each of Parent and its Subsidiaries is and for the last three (3) years has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Parent Permits required to be obtained pursuant to applicable Environmental Laws (“Parent Environmental Permits”); (b) all Parent Environmental Permits required under applicable Environmental Laws as of the date hereof are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (c) no suspension or cancellation of any Parent Environmental Permit required under Environmental Law as of the date hereof is pending or threatened in writing; (d) there has been no release, treatment, storage, disposal, arrangement for or permitting the disposal, transportation, or handling of, exposure to or contamination by any Hazardous Substance in any manner that has given or would reasonably be expected to give rise to Parent or any of its Subsidiaries incurring any liability under applicable Environmental Laws; and (e) Parent and its Subsidiaries have not received any written notice, report, order or directive of, and there are no Proceedings pending or threatened in writing against Parent or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for Parent or any of its Subsidiaries alleging noncompliance with, or liability under, any applicable Environmental Law that has not been fully and finally cured or resolved. Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 5.14 contains the sole and exclusive representations and warranties of Parent with respect to environmental matters.

Section 5.15     Property.

(a)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Subsidiary of Parent owns and has good and valid title to all of its owned real property and good and valid title to all its owned personal property, and has good and valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens other than Permitted Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all leases under which Parent or any of its Subsidiaries lease any real or personal property are valid and effective against Parent or any of its Subsidiaries and, to the knowledge of Parent, the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by Parent or any of its Subsidiaries or, to the knowledge of Parent, the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries or, to the knowledge of Parent, the counterparties thereto.

(b)            The Parent and its Subsidiaries have such rights-of-way as are sufficient to conduct their businesses as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and, to the knowledge of Parent, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 5.16     Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or an Affiliate of Parent owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “Parent Intellectual Property”) used in their respective businesses as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there are no pending or threatened in writing claims by any Person alleging infringement or misappropriation by Parent or any of its Subsidiaries of such Person’s intellectual property, (b) to the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (c) neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Parent Intellectual Property, and (d) to the knowledge of Parent, no Person is infringing or misappropriating any Parent Intellectual Property.

Section 5.17     Brokers and Other Advisors. Except for Goldman Sachs & Co. LLC, Barclays Capital Inc. and Citigroup Global Markets Inc., the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Mergers or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or any of its Subsidiaries for which the Company or any of its Subsidiaries would be responsible.

Section 5.18     Insurance. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) the businesses and assets of Parent and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that Parent believes are customary in the natural gas gathering, processing, treating, transportation and storage industries and natural gas liquids marketing industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by Parent or any of its Subsidiaries other than in the ordinary course of business.

Section 5.19     Investment Company Act. Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 5.20     Regulatory Status. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, all filings required to be made by Parent and any Subsidiary during the three (3) years preceding the date hereof, with (a) FERC under the NGA, ICA, PUHCA or any implementing regulations, (b) the Department of Transportation, (c) the Department of Energy, (d) the Federal Communications Commission, or (e) any applicable state commission or department, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

Section 5.21     Ownership of Common Units. Parent and its Subsidiaries, taken together, are the beneficial owners of 200,340,753 Common Units, which represent all Common Units held of record or beneficially by Parent or any of its Subsidiaries as of the date of this Agreement.

Section 5.22     No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to Parent and the Merger Subs or with respect to any other information provided to the Company in connection with the Mergers or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company has not relied upon and neither Parent nor any other Person will have or be subject to any liability or other obligation to the Company or the Manager or any other Person resulting from the distribution to the Company (including their Representatives), or the Company’s or the Manager’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Company and the Manager in expectation of the Mergers, unless any such information is the subject of an express representation or warranty set forth in this Article V.

Article VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1     Preparation of the Registration Statement and the Proxy Statement; Company Unitholder Meeting.

(a)            As promptly as practicable following the date of this Agreement, the Company and Parent shall jointly prepare and the Company shall file with the SEC the Proxy Statement and the Company and Parent shall jointly prepare and Parent shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement. The Company shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company Unitholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, including by incorporation by reference, the Registration Statement or the Proxy Statement will be made by any party without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the First Merger Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent that should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Unitholders. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement.

(b)            The Company shall, as promptly as practicable following the date on which the Registration Statement is declared effective under the Securities Act, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Company Unitholders (the “Company Unitholder Meeting”) for the purpose of obtaining the Company Unitholder Approval. Subject to Section 6.3, the Company shall, through the Manager Board and the Manager Conflicts Committee, recommend to the Company Unitholders approval of this Agreement (collectively, the “Company Board Recommendation”) and use commercially reasonable efforts to obtain from the Company Unitholders the Company Unitholder Approval. The Proxy Statement shall include, subject to Section 6.3, the Company Board Recommendation. Without limiting the generality of the foregoing, but subject to Section 6.3 (including the termination rights referenced therein), the Company’s obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by the withdrawal or modification by the Manager Conflicts Committee or the Manager Board of the Company Board Recommendation or any other action by the Manager Conflicts Committee or the Manager Board with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, the Company may postpone or adjourn the Company Unitholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Company Unitholder Approval, (ii) for the absence of quorum, (iii) to the extent reasonably necessary to ensure that any supplement or amendment to the Proxy Statement that the Manager Conflicts Committee has determined after consultation with outside legal counsel is necessary under applicable Law is provided to the Company Unitholders within the minimum amount of time reasonably practicable prior to the Company Unitholder Meeting, and (iv) if the Company has delivered any notice contemplated by Section 6.3(b) and the time periods contemplated by Section 6.3(b) have not expired; provided, however, that in each case, the Company shall not be permitted to postpone or adjourn the Company Unitholder Meeting to a date after the date that is two (2) Business Days prior to the Outside Date.

(c)            Unless this Agreement is validly terminated in accordance with Article VIII, the Company shall submit this Agreement to the Company Unitholders for approval at the Company Unitholder Meeting even if the Manager Board or the Manager Conflicts Committee shall have effected a Company Adverse Recommendation Change.

Section 6.2             Conduct of Business.

(a)            Except (v) as provided in this Agreement, (w) as set forth in the Company Disclosure Schedule, (x) as required by applicable Law, (y) as provided in any Company Material Contract in effect as of the date of this Agreement (including the Company Operating Agreement) or (z) pursuant to a Parent Directive or as otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the earlier of the First Merger Effective Time and the termination of this Agreement pursuant to Article VIII, each of the Manager and the Company shall, and shall cause each of their respective Subsidiaries to, conduct its business (i) in the ordinary course of business consistent with past practice and (ii) in compliance with the EnLink Midstream Interim Period Restricted Actions.

(b)            Except (v) as provided in this Agreement, (w) as set forth in the Company Disclosure Schedule, (x) as required by applicable Law, (y) as provided in any Company Material Contract in effect as of the date of this Agreement or (z) pursuant to a Parent Directive or as otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the earlier of the First Merger Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)            subject to Section 6.13(a), declare, authorize, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of the Company’s or the MLP’s capital stock, other than (A) the declaration and payment of regular quarterly distributions to holders of Common Units not in excess of $0.1325 per unit per quarter, (B) the declaration and payment of distributions in cash or in kind to the holders of the MLP Series B Preferred Units, in accordance with the MLP Partnership Agreement, and as approved by the board of directors of the MLP General Partner, in its capacity as the general partner of the MLP, and (C) any distributions paid by the Company or a Subsidiary of the Company to the Company or another Subsidiary of the Company in the ordinary course of business;

(ii)            adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law;

(iii)            fail to maintain any material right-of-way and other material real property other than in the ordinary course of business consistent with past practice;

(iv)            split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to the capital stock or other equity interests of the Company or any of its Subsidiaries; or

(v)            agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Mergers or the other transactions contemplated by this Agreement.

(c)            Except (w) as provided in this Agreement, (x) as set forth in the Parent Disclosure Schedule, (y) as required by applicable Law, or (z) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the First Merger Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

(i)            amend Parent’s or any of its Subsidiaries’ Organizational Documents (whether by merger, consolidation, conversion or otherwise) in any manner that would reasonably be expected to (A) prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Mergers or the other transactions contemplated by this Agreement, or (B) adversely affect (1) the value of the Merger Consideration to be obtained by the Company Unaffiliated Unitholders upon the consummation of the Merger or (2) terms of the Parent Common Stock in any material respect;

(ii)            declare, authorize, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of Parent’s capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the First Merger Effective Time; provided, however, that nothing contained herein shall prohibit Parent from increasing the quarterly cash dividend on Parent Common Stock;

(iii)            split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of Parent’s capital stock or other equity interests; provided, however, that nothing contained herein shall prohibit Parent from making repurchases of Parent Common Stock pursuant to Parent’s publicly disclosed share repurchase program;

(iv)            solely with respect to Parent or any of its material Subsidiaries, adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than consolidations, restructurings or reorganizations solely among Parent and its Subsidiaries or among Parent’s Subsidiaries;

(v)            directly or indirectly purchase, acquire or otherwise become beneficial owner of (or direct the Company to repurchase, redeem or otherwise acquire) any additional Common Units; or

(vi)            agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Mergers or the other transactions contemplated by this Agreement.

(d)            Until the Effective Time or the earlier termination of this Agreement, unless otherwise approved by the Manager Board and the Manager Conflicts Committee, Parent shall not (i) amend, modify or revoke the Support Agreement, or (ii) directly or indirectly (A) other than to a ONEOK Entity (as defined in the Support Agreement) that agrees to be bound by the Support Agreement, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by distribution, by operation of Law or otherwise), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by distribution, by operation of Law or otherwise), any Common Units owned by Parent as of the date hereof, (B) deposit any Common Units into a voting trust or enter into a voting agreement or arrangement or grant any proxy, consent or power of attorney with respect thereto that is inconsistent with this Section 6.2(d), or (C) agree (regardless of whether in writing or orally) to take any of the actions referred to in the foregoing clauses (A) or (B).

Section 6.3             Recommendation of First Merger.

(a)            Except as permitted by this Section 6.3, the Company and the Manager, acting through the Manager Board or the Manager Conflicts Committee or otherwise, shall not, and shall cause their respective Subsidiaries and the foregoing shall use their reasonable best efforts to cause their respective Representatives not to, directly or indirectly (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or (ii) fail to include the Company Board Recommendation in the Proxy Statement (the taking of any such action in subclause (i) and (ii) being referred to as a “Company Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s or the Manager’s Representatives, other than any violation caused by or at the direction of Parent or any of its Affiliates or Representatives (a “Parent Directive”) or any act or failure to act by Parent or any of its Affiliates or Representatives, shall be deemed to be a breach of this Section 6.3 by the Company and the Manager.

(b)            Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Unitholder Approval, and subject to compliance in all material respects with this Section 6.3(b), the Manager Board or the Manager Conflicts Committee may make a Company Adverse Recommendation Change:

(i)            if the Manager Board or the Manager Conflicts Committee, as applicable, after consultation with its financial advisors and outside legal counsel, determines in good faith that failure to take such action would be inconsistent with its duties under the Company Operating Agreement and applicable Law;

(ii)            if the Manager Board or the Manager Conflicts Committee, as applicable, has provided prior written notice to Parent at least three (3) days in advance of its intention to take such action with respect to a Company Adverse Recommendation Change and specifying in reasonable detail the reasons therefor unless at the time such notice is otherwise required to be given there are less than three (3) days prior to the Company Unitholder Meeting, in which case the Manager Board or the Manager Conflicts Committee, as applicable, shall provide as much notice as is practicable (the period inclusive of all such days, the “Company Notice Period”); and

(iii)            if, during the Company Notice Period, the Manager Board or the Manager Conflicts Committee, as applicable, has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Company Adverse Recommendation Change would not be inconsistent with its duties under the Company Operating Agreement and applicable Law; provided, however, that the Manager Board or the Manager Conflicts Committee, as applicable, shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether the failure to effect such Company Adverse Recommendation Change would not be inconsistent with its duties under Company Operating Agreement and applicable Law.

Section 6.4     Equity Awards.

(a)            Each Company RIU Award, whether vested or unvested, that is outstanding immediately prior to the First Merger Effective Time, shall, as of the First Merger Effective Time, be assumed by Parent and converted into a time-based restricted stock unit award with respect to Parent Shares (each an “Assumed RIU Award”) relating to a number of Parent Shares equal to the product obtained by multiplying (i) the number of Common Units subject to such Company RIU Award immediately prior to the First Merger Effective Time by (ii) the Exchange Ratio, rounded up or down to the nearest whole Parent Share. Each Assumed RIU Award shall otherwise be subject to the same terms and conditions (including as to vesting and forfeiture) as were applicable to the Company RIU Award immediately prior to the First Merger Effective Time.

(b)            Each Company PU Award, whether vested or unvested, that is outstanding immediately prior to the First Merger Effective Time, shall, as of the First Merger Effective Time, be assumed by Parent and converted into a time-based restrictive stock unit award with respect to Parent Shares (each an “Assumed PU Award”) relating to a number of Parent Shares with respect to each tranche of the Company PU Award as identified in the applicable award agreement (a “Company PU Tranche”) equal to the product obtained by multiplying (i) the number of Common Units subject to such Company PU Tranche immediately prior to the First Merger Effective Time (determined based on the applicable Company PU Performance Assumption and, for those individuals who experienced a “Qualifying Termination” or “Retirement” (as such terms are defined in the applicable award agreement) prior to October 15, 2024, taking into account any applicable proration provisions), by (ii) the Exchange Ratio, rounded up or down to the nearest whole Parent Share. Each Assumed PU Award shall otherwise be subject to the same terms and conditions (including as to vesting and forfeiture, except, for clarity, any performance-based vesting condition shall not apply) as were applicable to the Company PU Award immediately prior to the First Merger Effective Time. For the avoidance of doubt, the parties acknowledge that a “Change in Control” (as defined in the applicable award agreement) occurred with respect to the outstanding Company PU Awards and Company RIU Awards on October 15, 2024.

(c)            The Company and Parent shall take any and all actions reasonably necessary to effectuate the transactions contemplated by this Section 6.4. If, as of the First Merger Effective Time, Parent does not have reserved for issuance a sufficient number of Parent Shares for delivery with respect to the Assumed RIU Awards and Assumed PU Awards to be issued by it in accordance with this Section 6.4, Parent shall take all action necessary to reserve for issuance such number of Parent Shares. As of the First Merger Effective Time, Parent shall have on file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to Parent Shares subject to the Assumed RIU Awards and Assumed PU Awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed RIU Awards and Assumed PU Awards remain outstanding.

Section 6.5     Employee Matters.

(a)            With respect to those individuals who are employees of the Company, the Manager or their respective Subsidiaries immediately prior to the Closing and who remain employed with Parent or its Affiliates (which, for purposes of this Section 6.5 shall include the Company, the Manager and their respective Subsidiaries) immediately following the Closing (the “Continuing Employees”), Parent or an Affiliate of Parent shall, until the one-year anniversary of the Closing Date (or until employment terminates, if sooner) (the “Continuation Period”), (i) continue to provide the Continuing Employees with annual base salaries (or hourly wages, as applicable), annual cash bonus target opportunities, and annual long-term incentive award target opportunities, in each case that are not less favorable than those provided to the Continuing Employees immediately prior to the Closing (subject to the remainder of this Section 6.5(a) with respect to the annual long-term incentive award target opportunities); (ii) provide the Continuing Employees with employee benefits (excluding equity or equity-based benefits (other than with respect to the Continuation Period LTI Awards set forth in this Section 6.5(a)) and change in control, retention, nonqualified deferred compensation, defined benefit retirement and post-termination or retiree health or welfare benefits) that are, in the sole discretion of Parent, (A), in the aggregate, substantially comparable to the employee benefits (subject to the same exclusions) that were available to Continuing Employees immediately prior to the Closing under the Company Benefit Plans set forth on Section 4.12(a) of the Company Disclosure Schedule, (B) substantially similar in the aggregate to the employee benefits (subject to the same exclusions) provided to Parent’s or its Affiliate’s similarly situated employees as of the Closing Date, or (C) a combination of (A) and (B); and (iii) provide severance benefits for any Continuing Employee who is terminated by Parent or its Affiliates without cause during the Continuation Period and signs and does not revoke a customary release of claims that include a pro-rated target annual bonus for the year of termination and otherwise are at least as favorable as the greater of the severance benefits provided under the severance policies of the Company, the Manager and their respective Subsidiaries as in effect on the date hereof and set forth on Section 4.12(a) of the Company Disclosure Schedule or the severance benefits provided under the applicable severance policy of Parent or its Affiliates as of the date of termination. The long-term incentive awards described in subclause (i) of this Section 6.5(a) (“Continuation Period LTI Awards”) will be granted to Continuing Employees (who remain Continuing Employees as of the grant date) during a portion of the Continuation Period that falls during the first quarter of an applicable calendar year and will not be granted to the extent they duplicate long-term incentive awards, if any, granted prior to the Closing Date for the year in which the Closing Date occurs; provided, however, that, notwithstanding anything to the contrary herein, (x) Parent shall only be required to provide Continuation Period LTI Awards as described in this Section 6.5(a) in respect of the year in which the Closing Date occurs and (y) the size of each Continuing Employee’s Continuation Period LTI Award made following the Closing may be adjusted by Parent based on the Continuing Employee’s post-Closing role with Parent and its Subsidiaries so that it is consistent with similarly situated employees of Parent and its Subsidiaries. Any Continuation Period LTI Awards granted by Parent following the Closing will have terms and conditions that are the same as those of long-term incentive awards granted by Parent to similarly situated employees of Parent and its Subsidiaries. The Company shall take the actions set forth on Section 6.5(a) of the Company Disclosure Schedule, as applicable.

(b)            If requested by Parent in writing at least ten days prior to the Closing Date, the Company shall both (i) terminate any Company Benefit Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement (each, a “Business 401(k) Plan”) and (ii) fully vest each Continuing Employee in his or her account balance in such Business 401(k) Plan, in each case, effective at least one day prior to the Closing Date (the “ERISA Effective Date”). If Parent makes a request as provided in the immediately preceding sentence, prior to the ERISA Effective Date, the Company shall provide Parent with executed resolutions of the Manager Board authorizing such termination and amending any such Business 401(k) Plan commensurate with its termination to the extent necessary to comply with all applicable Laws. In the event that the Business 401(k) Plan is terminated as set forth in this Section 6.5(b), with respect to each Continuing Employee who participated in the Business 401(k) Plan, Parent shall use commercially reasonable efforts to (i) cause a plan that includes a cash or deferred arrangement qualified under Section 401(k) of the Code (the “Parent 401(k) Plan”) to permit and accept rollover contributions of the account balances of such Continuing Employee and (ii) cause the Parent 401(k) Plan to permit and accept as rollover contributions outstanding loan notes made by such Continuing Employee that are held as assets of the Business 401(k) Plan immediately prior to the Closing, and Parent shall permit the Continuing Employee who made such loan note to continue to repay the underlying loan in accordance with the terms in effect immediately prior to the Closing.

(c)            With respect to each Continuing Employee who begins to participate in a benefit plan of Parent or its Affiliates (a “Successor Benefit Plan”), Parent shall, or shall cause its Affiliate to, cause the applicable Successor Benefit Plan (but excluding any Successor Benefit Plan that is subject to Section 412 of the Code or Title IV of ERISA, any retiree health or life insurance plan) to credit each Continuing Employee for purposes of eligibility, vesting, and level of benefits under any paid-time off or severance policies or plans, with the service that is credited under the corresponding Company Benefit Plan in which such Continuing Employee participates immediately prior to the Closing Date (including service with predecessor employers, to the extent such service is credited under such Company Benefit Plan); provided, however, that the Successor Benefit Plan may exclude any such prior service credit that would result in a duplication of benefits. With respect to each Continuing Employee who begins to participate in a Successor Benefit Plan, Parent shall, or shall cause its Affiliate to, use commercially reasonably efforts to (i) cause each such Continuing Employee to be eligible to participate in the applicable Successor Benefit Plans which provide medical, dental, prescription drug or vision benefits without any waiting periods or any pre-existing condition exclusions and without regard to any evidence of insurability, actively-at-work or similar requirements and (ii) to give credit for all co-payments, deductibles, out-of-pocket costs and similar expenses paid by each Continuing Employee and such Continuing Employee’s eligible dependents under a comparable benefit plan in which such Continuing Employee participates immediately prior to the Closing Date and during the plan year of such Successor Benefit Plan in which the Closing Date occurs. Parent shall, or shall cause its Affiliate to, recognize and credit each Continuing Employee with the unused vacation time, sick leave, paid time off and other leave accrued by such Continuing Employee as of immediately prior to the Closing Date. The Company shall provide Parent or its Affiliate, as applicable, with all data and information reasonably requested in writing by Parent or such Affiliate to enable Parent or such Affiliate to comply with this Section 6.5(c).

(d)            Each Continuing Employee who participates in a Company Benefit Plan that is an annual bonus plan in respect of fiscal year 2024 shall be eligible to receive, subject to continued employment through the payment date, the following bonuses: (i) any unpaid annual bonus for fiscal year 2024, in an amount determined based on the level of attainment of the applicable performance measures under the Company Benefit Plan, as reasonably determined by the Manager Board consistent with past practice, and paid in accordance with the terms of such Company Benefit Plan, and (ii) an annual bonus for fiscal year 2025 in an amount determined based on the level of attainment of the performance measures under the annual bonus plan of Parent or one of its Affiliates, which bonus, for the avoidance of doubt, will not be prorated.

(e)            Nothing in this Section 6.5 amends, or will be deemed to establish, amend, or prevent the amendment or termination of, any Company Benefit Plan or any other benefit or compensation plan, program or arrangement. No provision of this Agreement shall be construed as a guarantee of continued employment for any employee for any period of time or to prohibit Parent or any of its Affiliates from terminating the employment of any Continuing Employee at any time after the Closing. Nothing in this Section 6.5 shall create any third-party beneficiary rights or remedies in any Continuing Employee or any other Person.

Section 6.6             Efforts.

(a)            Subject to the terms and conditions of this Agreement, Parent, on the one hand, and each of the Company and the Manager, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use its reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

(b)            Each of the parties hereto shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts to (i) cooperate in all respects with each other party in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other party a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any Proceeding initiated by a private Person, and (ii) promptly inform the other party of (and supply to the other party) any written communication received by such party from, or given by such party to any Governmental Authority and any material written communication received or given in connection with any Proceeding by a private Person, in each case regarding any of the transactions contemplated hereby. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.6 in a manner so as to preserve the applicable privilege.

Section 6.7             Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Except in connection with a Company Adverse Recommendation Change, if any, no party shall issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby (to the extent not previously issued or made in accordance with this Agreement) (other than as may be required by applicable Law or pursuant to the rules of the NYSE, in which event the party making the public announcement or press release shall, to the extent practicable, notify the other parties in advance of such public announcement or press release) without the prior approval of the other parties, which approval shall not be unreasonably withheld, delayed or conditioned.

Section 6.8             [Reserved].

Section 6.9             Indemnification and Insurance.

(a)            From and after the First Merger Effective Time, solely to the extent that the Company or the Manager or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person immediately prior to the First Merger Effective Time, Parent and the Company, as the surviving entity in the First Merger, jointly and severally agree to (i) indemnify and hold harmless against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding, and, upon receipt by Parent of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified nor be provided advancement of expenses with respect to each of the foregoing to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Company and the Manager immediately prior to the First Merger Effective Time, and ensure that the Organizational Documents of the Company and the Manager or any of their respective successors or assigns (including Merger Sub II) shall, for a period of six years following the First Merger Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of the Company and the Manager than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.9(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and representatives against Parent and the Manager and their respective successors and assigns.

(b)            Parent shall maintain in effect, for six (6) years from the First Merger Effective Time, Parent’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the First Merger Effective Time with respect to Indemnified Persons (provided that Parent may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall Parent be required to expend pursuant to this Section 6.9(b) more than an amount equal to 300% of current annual premiums paid by Parent for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, Parent would be required to expend more than the Maximum Amount, Parent shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If Parent in its sole discretion elects, then, in lieu of the obligations of Parent under this Section 6.9(b), Parent may (but shall be under no obligation to), prior to the First Merger Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the First Merger Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such. If a “tail policy” is purchased, Merger Sub II shall, and Parent shall cause Merger Sub II to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c)            The rights of any Indemnified Person under this Section 6.9 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Company and the Manager, any indemnification agreements, or the DLLCA. The provisions of this Section 6.9 shall survive the consummation of the transactions contemplated by this Agreement for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and Representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 6.9 are asserted or made within such six (6)-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If Parent and/or the Manager, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or the Manager shall assume the obligations of Parent and the Manager set forth in this Section 6.9.

(d)            Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.9.

(e)            The obligations of Parent and Merger Sub II under this Section 6.9 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Person (including their successors, heirs and legal representatives) to whom this Section 6.9 applies without the consent of such Indemnified Person. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Persons to whom this Section 6.9 applies shall be third-party beneficiaries of this Section 6.9, and (ii) this Section 6.9 shall survive consummation of the Mergers and shall be enforceable by such Indemnified Persons and their respective successors, heirs and legal representatives against Parent and the Merger Sub II and their respective successors and assigns.

Section 6.10     Fees and Expenses. All fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except Parent and the Company shall each bear and pay one half of the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and Proxy Statement.

Section 6.11     Section 16 Matters. Prior to the First Merger Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12     Listing and Deregistration. Parent shall cause the Parent Common Stock to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing. The Company will cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable (a) the termination of trading of the Common Units on the Closing Date and the delisting of the Common Units from the NYSE and (b) the deregistration of the Common Units under the Exchange Act as promptly as practicable after the First Merger Effective Time. If Parent is required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and which falls on a date within the fifteen (15) days following the Closing Date, the Company shall make available to Parent, at least ten (10) Business Days prior to the Closing Date, a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period.

Section 6.13     Distributions or Dividends. After the date of this Agreement until the First Merger Effective Time:

(a)            if permitted by applicable Law and the Company Operating Agreement, the Manager shall determine and declare, and cause the Company to pay regular quarterly cash distributions to the holders of Common Units consistent with past practice, including with respect to the timing of record dates and payment dates in an amount not less than $0.1325 per unit per quarter; and

(b)            the Company shall coordinate with Parent regarding the declaration of any distributions in respect of Common Units and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Common Units shall not, without Parent’s written consent, receive, for any quarter, distributions both in respect of Common Units and also dividends in respect of Parent Common Stock that they receive in exchange therefor in the First Merger, but that they shall receive for any such quarter either: (i) only distributions in respect of Common Units or (ii) only dividends in respect of Parent Common Stock that they receive in exchange therefor in the First Merger.

Section 6.14     Manager Conflicts Committee. Prior to the earlier of the First Merger Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the Manager to, without the consent of a majority of the then existing members of the Manager Conflicts Committee, eliminate the Manager Conflicts Committee, revoke or diminish the authority of the Manager Conflicts Committee or remove or cause the removal of any director of the Manager that is a member of the Manager Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.14 shall not apply to the filling, in accordance with the provisions of the Manager LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.15     Performance by the Manager. The Manager shall cause the Company and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Company and the Manager and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent or its Subsidiaries of any of the provisions of this Agreement unless such action or inaction was or was not taken at the direction of or on the recommendation of, or with respect to the Company and the Manager and their respective Subsidiaries and subject to Section 6.2(b), with the consent of, Parent.

Section 6.16     Cooperation with Debt and Equity Financing.

(a)            From and after the date of this Agreement, the Manager shall, and the Manager shall cause the Company and each of its Subsidiaries and use commercially reasonable efforts to cause its and their representatives (including their auditors) to, use its respective commercially reasonable efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding the Company and its Subsidiaries for use in marketing and offering documents and to enable Parent to prepare pro forma financial statements) as reasonably requested by Parent to assist Parent in the arrangement of any bank debt financing or any capital markets debt or equity financing, any repayment or refinancing of debt contemplated by this Agreement (including by delivering Payoff Documentation in a form that is reasonably satisfactory to Parent) or required in connection with the transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the Mergers; it being understood that the arrangement of any bank debt financing or any capital markets debt or equity financing or the repayment or refinancing of any debt shall not be a condition to Parent’s or the Merger Subs’ obligations to effect the Mergers.

(b)            Notwithstanding anything in Section 6.16(a) to the contrary, in fulfilling its obligations pursuant to Section 6.16(a), none of the Manager, the Company, the Subsidiaries of the Company or their respective Representatives shall be required to (i) take any action that it determines in good faith would unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries, (ii) take any action that would conflict with, violate or result in a breach of or default under (A) any Organizational Document of the Manager, the Company or any of the Subsidiaries of the Company or (B) any Contract or Law to which the Manager, the Company or any of the Subsidiaries of the Company or any of their respective assets or properties are bound (including any action to the extent it could cause any representation or warranty in this Agreement to be breached, cause any condition to the Closing set forth in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement), (iii) create, provide, update or have audited or reviewed any financial (or other) information that (x) is not produced in the ordinary course of business or (y) cannot be produced or provided without unreasonable cost or expense, (iv) provide access to or disclose information that the Manager or the Company reasonably determines would jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, any of the Manager, the Company or any of the Subsidiaries of the Company or their Representatives (provided, that the Company and the Manager shall, and shall cause their respective Subsidiaries and Representatives to, use commercially reasonable efforts to allow for cooperation in a manner that does not result in the events set out in this clause (iv)), (v) enter into any definitive agreement in connection with any financing, the effectiveness of which is not conditioned upon the Closing or (vi) incur any liability or obligation (including any indemnification obligation) in connection with any financing. Nothing in Section 6.16(a) shall require any officer or Representative of the Manager, the Company or any of the Subsidiaries of the Company to deliver any certificate or take any other action under Section 6.16(a) that could reasonably be expected to result in personal liability to such officer or Representative. The Manager, the Company, the Subsidiaries of the Company and their respective Representatives shall not be required to deliver any legal opinions or solvency certificates in connection with any financing by the Parent or any of its Subsidiaries.

(c)            In no event shall the Manager, the Company or any of the Subsidiaries of the Company or their Representatives be required to bear any cost or expense or pay any fee (other than reasonable and documented out-of-pocket costs and expenses for which they are promptly reimbursed or indemnified) in connection with any action taken pursuant to Section 6.16(a). Parent shall be responsible for all reasonable and documented out-of-pocket fees and expenses related to the actions contemplated by Section 6.16(a). Accordingly, notwithstanding anything to the contrary herein, Parent shall promptly, upon written request by the Manager or the Company, reimburse the Company, as applicable, for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the cooperation of the Manager, the Company or any of the Subsidiaries of the Company or their Representatives contemplated by Section 6.16(a).

(d)            Notwithstanding anything to the contrary herein, the condition set forth in Section 7.2(b) as it applies to the Company’s obligations under Section 6.16(a), shall be deemed satisfied unless (i) the Company has failed to satisfy its obligations under Section 6.16(a) in any material respect, (ii) Parent has notified the Company of such failure in writing a reasonably sufficient amount of time prior to the Closing Date to afford the Company a reasonable opportunity to cure such failure and (iii) such failure has been a proximate cause of Parent’s failure to receive the proceeds of any financing.

(e)            Parent shall indemnify and hold harmless the Manager, the Company and their respective Subsidiaries and Representatives from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such bank debt financing or any capital markets debt or equity financing (other than to the extent related to information provided by the Manager, the Company or their respective Representatives) or the obligations of the Manager, the Company and their respective Subsidiaries and Representatives under Section 6.16(a).

(f)            At least one (1) Business Day prior to the Closing, the Manager shall, and shall cause the Company and any of its applicable Subsidiaries to, deliver to Parent (i) the fully executed Payoff Letters in form reasonably acceptable to Parent and (ii) the final forms of all other Payoff Documentation in authorized form, to the extent applicable.

Section 6.17     Tax Matters.

(a)            The parties intend that the Mergers, taken together, qualify for the Intended Tax Treatment and the parties shall (and shall cause their respective Affiliates (including, with respect to Parent, the Manager, the Company and their respective Subsidiaries after the Closing) to) file and retain such information as is required under Treasury Regulations Section 1.368-3, file all Tax Returns consistent with the Intended Tax Treatment and not take any position for any Tax purposes (whether on any Tax Return, in any audit, examination or other Proceeding with respect to Taxes or otherwise) that is inconsistent with the Intended Tax Treatment, except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any corresponding provision of state or local Tax Law) or a change in applicable Law occurring after the date hereof. Each of Parent, Merger Sub I, Merger Sub II and the Company will (and will cause its respective Affiliates (including, with respect to Parent after the Closing, the Manager, the Company and their respective Subsidiaries) to) use commercially reasonable efforts to cause the Mergers, taken together, to qualify for the Intended Tax Treatment, and not take, or knowingly fail to take, any actions that would, or would reasonably be expected to, prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Parent, Merger Sub I, Merger Sub II and the Company will notify the other parties promptly after becoming aware of any reason to believe that the Mergers, taken together, may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Parent, Merger Sub I, Merger Sub II, the Manager and the Company will (and will cause its respective Affiliates to) use reasonable best efforts and will cooperate with one another to obtain (i) the Closing Tax Opinion and (ii) at the request of Parent or the Company, any other opinion(s) of counsel to be issued in connection with (A) the consummation of the transactions contemplated by this Agreement and/or (B) the declaration of the effectiveness of the Registration Statement by the SEC, in each case, regarding the U.S. federal income tax treatment of the transactions contemplated by this Agreement, which cooperation shall include, for the avoidance of doubt, the delivery by Parent, Merger Sub I, Merger Sub II and the Company of duly executed certificates containing such representations, warranties and covenants as may be reasonably necessary or appropriate to enable such counsel to render any such opinion(s), in each case, at such time as Tax Counsel shall reasonably request.

(b)            The parties acknowledge and agree that, for purposes of determining whether the Mergers satisfy the “continuity of interest” requirement under Treasury Regulations Section 1.368-1(e) (barring a modification of this Agreement after the date hereof that, pursuant to Treasury Regulations Section 1.368-1(e)(2)(ii)(B), requires otherwise), the value of the Parent Shares to be received by the holders of Common Units pursuant to the Mergers is intended to be determined by applying the “signing date rule” under Treasury Regulations Section 1.368-1(e)(2)(i) and Revenue Procedure 2018-12, 2018-6 IRB 349, as of the last Business Day prior to the date hereof and the parties shall, and shall cause their respective Affiliates (including, with respect to Parent after the Closing, the Manager, the Company and their respective Subsidiaries) to, not take any position for Tax purposes inconsistent therewith, unless a contrary position is required by a “determination” within the meaning of Section 1313(a) of the Code (or any corresponding outcome under state or local Tax Law) or a change in applicable Law occurring after the date hereof.

(c)            This Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

Section 6.18     Securityholder Litigation. The Company and Manager shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and the Manager and/or their directors (as applicable) relating to the transactions contemplated by this Agreement; provided that the Company and the Manager shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to violate the confidentiality obligations of such party or threaten the loss of any attorney-client privilege or other applicable legal privilege.

Section 6.19     MLP Series B Preferred Units. The Company and Parent shall reasonably cooperate with each other with respect to the Series B Change of Control (as defined in the MLP Partnership Agreement) that shall occur in connection with the Closing, and the Company shall cause the MLP to deliver the related Series B Change of Control Exchange Election Notice (as defined in the MLP Partnership Agreement) pursuant to and in accordance with the MLP Partnership Agreement; provided, however, that the Company hereby agrees that the MLP’s election in such Series B Change of Control Exchange Election Notice to exchange the MLP Series B Preferred Units for either Series B Change of Control Units (as defined in the MLP Partnership Agreement) or the applicable cash amount set forth in the MLP Partnership Agreement shall be made at Parent’s sole and absolute discretion, and the Company shall use commercially reasonable efforts to take or cause to be taken any actions reasonably requested by Parent to facilitate the redemption of the MLP Series B Preferred Units pursuant to and in accordance with the terms of the MLP Partnership Agreement and such Series B Change of Control Election Notice.

Article VII

CONDITIONS PRECEDENT

Section 7.1             Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each party hereto to effect the Mergers shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)            Company Unitholder Approval. The Company Unitholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company.

(b)            No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

(c)            Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)            Stock Exchange Listing. The Parent Common Stock deliverable to the Company Unitholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e)            Tax Opinion. The Company shall have received, on the Closing Date, but before the First Merger Effective Time, an opinion, in form and substance reasonably satisfactory to the Company and Parent (the “Closing Tax Opinion”), from Baker Botts L.L.P. or another nationally recognized tax counsel reasonably acceptable to the Company and Parent (or if any such counsel is unable to deliver such opinion, Kirkland & Ellis LLP) (“Tax Counsel”), dated as of the Closing Date, concluding that, on the basis of facts, representations and assumptions set forth or referred to in such Closing Tax Opinion, for U.S. federal income tax purposes, the Mergers, taken together, should qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 7.2     Conditions to Obligations of Parent and Merger Subs to Effect the Mergers. The obligations of Parent and each of the Merger Subs to effect the Mergers are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of the Company and the Manager contained in Section 4.2, Section 4.3(a) and Section 4.3(c) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any de minimis breaches; and (ii) all other representations and warranties of the Company and the Manager set forth herein shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any individual representation or warranty, other than in Sections 4.5, 4.6 and 4.9 and the definition of Company Material Contract in Section 4.11) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company and the Manager by an executive officer of the Manager to such effect.

(b)            Performance of Obligations of the Company and Manager. The Company and the Manager shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company and the Manager by an executive officer of the Manager to such effect.

Section 7.3             Conditions to Obligation of the Company to Effect the Mergers. The obligation of the Company to effect the Mergers is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of Parent contained in Section 5.2, Section 5.3(a) and Section 5.3(c) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any de minimis breaches; and (ii) all other representations and warranties of Parent set forth herein shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual representation or warranty), other than in Sections 5.5, 5.6 and 5.9 does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)            Performance of Obligations of Parent and Merger Subs. Each of Parent, Merger Sub I and Merger Sub II shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Article VIII

TERMINATION

Section 8.1             Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the First Merger Effective Time:

(a)            by the mutual written consent of (i) the Company, duly authorized by the Manager Conflicts Committee, and (ii) Parent, duly authorized by the Parent Board;

(b)            by either of the Company (duly authorized by the Manager Conflicts Committee) or Parent (duly authorized by the Parent Board):

(i)            if the Closing shall not have been consummated on or before May 23, 2025 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available (A) to the Company or Parent if the failure to satisfy such condition was due to the failure of, in the case of the Company, the Company or the Manager and, in the case of Parent, Parent or the Merger Subs, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it pursuant to this Agreement or the Support Agreement prior to the Closing (except where such failure to perform or comply occurred as the result of actions or failure to act by the Company or the Manager pursuant to a Parent Directive) or (B) to the Company or Parent if, in the case of Parent, the Company or the Manager and, in the case of the Company, Parent or Merger Subs, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.9;

(ii)            if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to the Company or Parent if such Restraint was due to the failure of, in the case of the Company, the Company or the Manager (in each case, other than pursuant to a Parent Directive) and, in the case of Parent, Parent or Merger Subs, to perform any of its obligations under this Agreement or the Support Agreement; or

(iii)            if the Company Unitholder Meeting and any postponements or adjournments thereof shall have concluded and the Company Unitholder Approval shall not have been obtained;

(c)            by Parent (duly authorized by the Parent Board):

(i)            if the Manager Conflicts Committee shall have made a Company Adverse Recommendation Change prior to the Company Unitholder Meeting; or

(ii)            if (other than pursuant to a Parent Directive) the Company or the Manager shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company or the Manager set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Company or the Manager within thirty (30) days following receipt of written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) if Parent or the Merger Subs are then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the Support Agreement; or

(d)            by the Company (duly authorized by the Manager Conflicts Committee), if Parent or the Merger Subs shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent and the Merger Subs set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) days following receipt of written notice from the Company of such breach or failure; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company or the Manager is then in material breach (other than pursuant to a Parent Directive) of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 8.2             Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 6.10, this Section 8.2, Section 8.3 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of Parent, the Merger Subs or the Company, the Manager or their respective directors, officers and Affiliates; provided, however, that no such termination shall relieve any party hereto from (a) with respect to the Company, its obligation to pay the Termination Payment or Parent Expense Reimbursement if, as and when required pursuant to Section 8.3, (b) with respect to Parent, its obligation to pay the Company Expense Reimbursement if, as and when required pursuant to Section 8.3, (c) any liability for any failure to consummate the Mergers and the other transactions contemplated by this Agreement when required pursuant to this Agreement or (d) any liability for intentional fraud or a willful breach of any covenant or other agreement contained in this Agreement. For purposes of this Section 8.2, “willful breach” shall mean a material breach of this Agreement that is a consequence of a deliberate act or a deliberate failure to act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would (x) cause a material breach of this Agreement and (y) prevent or materially delay the Closing. Notwithstanding the foregoing, in no event shall the Manager or the Company have any liability for any matter set forth in the proviso of the preceding sentence for any action taken or omitted to be taken by the Manager, the Company, any of their respective Subsidiaries or any of their respective Representatives pursuant to a Parent Directive.

Section 8.3             Termination Payment; Expense Reimbursement.

(a)            If this Agreement is validly terminated by Parent pursuant to Section 8.1(c)(i) (Company Adverse Recommendation Change), then the Company shall, within three (3) Business Days after such termination, pay to Parent, by wire transfer of immediately available funds to an account designated by Parent, the Termination Payment.

(b)            In the event of termination of this Agreement by Parent pursuant to Section 8.1(c)(ii) (Company or Manager Uncured Breach), then the Company shall promptly, but in no event later than two (2) Business Days after receipt of an invoice (with supporting documentation) therefor from Parent, pay Parent’s designee all of the reasonable documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants) incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $10,000,000 (the “Parent Expense Reimbursement”).

(c)            In the event of termination of this Agreement by the Company pursuant to Section 8.1(d) (Parent or the Merger Subs Uncured Breach), then Parent shall promptly, but in no event later than two (2) Business Days after receipt of an invoice (with supporting documentation) therefor from the Company, pay the Company’s designee all of the reasonable documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants) incurred by the Company and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $10,000,000 (the “Company Expense Reimbursement”).

(d)            In no event shall (i) (A) the Company be required to pay the Termination Payment or the Parent Expense Reimbursement or (B) Parent be required to pay the Company Expense Reimbursement, in each case, on more than one occasion; or (ii) Parent be entitled to receive both the Termination Payment and the Parent Expense Reimbursement in connection with a termination of this Agreement pursuant to which such amounts are payable.

(e)            The parties acknowledge that payment of the Termination Payment, the Parent Expense Reimbursement and the Company Expense Reimbursement if, as and when required pursuant to this Section 8.3, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate Parent or the Company in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers, which amount would otherwise be impossible to calculate with precision, and shall constitute the sole and exclusive remedy with respect thereto, except as expressly set forth in Section 8.2.

Article IX

MISCELLANEOUS

Section 9.1     No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the First Merger Effective Time or, except as otherwise provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III and Section 6.10 and Section 6.17 and any other agreement in this Agreement that contemplates performance after the First Merger Effective Time shall survive the First Merger Effective Time.

Section 9.2     Amendment or Supplement. At any time prior to the First Merger Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Unitholder Approval, by written agreement of the parties hereto, by action taken or authorized by the Parent Board and the Manager Board; provided, however, that the Manager Board may not take or authorize any such action unless such action has been approved by the Manager Conflicts Committee; provided, further, that following receipt of the Company Unitholder Approval, there shall be no amendment or change to the provisions of this Agreement which by applicable Law or stock exchange rule would require further approval by the Company Unitholders without such approval.

Section 9.3     Manager Board Consent. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of the Company or Manager is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the Manager Board; provided, however, that the Manager Board may not take or authorize any such action without the prior written consent of the Manager Conflicts Committee.

Section 9.4     Extension of Time, Waiver, Etc. At any time prior to the First Merger Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that the Manager Board may not take or authorize any such action without the prior written consent of the Manager Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Company, the Manager, the Manager Conflicts Committee, Parent or either of the Merger Subs in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.5     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that either of the Merger Subs may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly-owned Subsidiary of Parent, but no such assignment shall relieve Parent or the Merger Subs of any of their obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.5 shall be null, void and ineffective.

Section 9.6     Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.7     Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Support Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and any certificates delivered by any party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), the provisions of Section 6.9 and Section 9.12.

Section 9.8     Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b)            Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)            EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.9     Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.9 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.10     Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Parent or Merger Subs, to:

ONEOK, Inc.
100 W. Fifth Street
Tulsa, Oklahoma 74103
Attention: Lyndon Taylor, Chief Legal Officer

Email: [Intentionally Omitted]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention: Sean T. Wheeler, P.C.

   Debbie P. Yee, P.C.

   Camille Walker Meissner

Email: sean.wheeler@kirkland.com

      debbie.yee@kirkland.com

     camille.walker@kirkland.com

If to the Company or the Manager, to:

EnLink Midstream Manager, LLC
1722 Routh Street, Suite 1300
Dallas, Texas 75201
Attention: General Counsel
Email: [Intentionally Omitted]

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
2001 Ross Avenue, Suite 1100
Dallas, Texas 75201
Attention: M. Preston Bernhisel

                             Sarah J. Dodson

Email: preston.bernhisel@bakerbotts.com
              sarah.dodson@bakerbotts.com

Notices will be deemed to have been received (a) on the date of receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified above or another email or emails as such Person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery) or (b) on the date five (5) Business Days after dispatch by certified or registered mail.

Section 9.11     Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.12     Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, representative or affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 9.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement or the Support Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

ONEOK, INC.

By:	/s/ Pierce H. Norton II
Name:	Pierce H. Norton II
Title:	President and Chief Executive Officer

MERGER SUB I:

Elk Merger Sub I, L.L.C.

By:	/s/ Pierce H. Norton II
Name:	Pierce H. Norton II
Title:	Authorized Signatory

MERGER SUB II:

Elk Merger Sub II, L.L.C.

By:	/s/ Pierce H. Norton II
Name:	Pierce H. Norton II
Title:	Authorized Signatory

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]

COMPANY:

ENLINK MIDSTREAM, LLC

By:	ENLINK MIDSTREAM MANAGER, LLC, its managing member

By:	/s/ Benjamin D. Lamb
Name:	Benjamin D. Lamb
Title:	Executive Vice President and Chief Financial Officer

MANAGER:

ENLINK MIDSTREAM MANAGER, LLC

By:	/s/ Benjamin D. Lamb
Name:	Benjamin D. Lamb
Title:	Executive Vice President and Chief Financial Officer

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]